Exhibit 10.9

EXECUTION VERSION

CREDIT AND SECURITY AGREEMENT

among

BCSF II-C, LLC
as Borrower,

BAIN CAPITAL SPECIALTY FINANCE, INC.,
as Equityholder and as Servicer,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Custodian, Collateral Agent and as Collateral Administrator

Dated as of February 19, 2019

i

(continued)

(continued)

(continued)

		Page

Section 15.07.	Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator	130
Section 15.08.	Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds	130
Section 15.09.	Indemnification	130

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Contents of Monthly Report
Schedule 3	Contents of Payment Date Report
Schedule 4	[Reserved]
Schedule 5	Moody’s Industry Classifications
Schedule 6	Eligibility Criteria
Schedule 7	Concentration Limitations
Schedule 8	Notice Information
Schedule 9	Authorized Persons
Schedule 10	Diversity Score Calculations

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note

v

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of February 19, 2019, among BCSF II-C, LLC, a Delaware limited liability company, as borrower (the “Borrower”), BAIN CAPITAL SPECIALTY FINANCE, INC., Delaware corporation, in its capacity as the sole member of the Borrower (in such capacity, the “Equityholder”) and in its capacity as Servicer, the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”), as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”).

W I T N E S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.                                                        Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and WFB, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to the greater of (a) a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period and (b) 0.0%.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $125,000 per annum, pro rated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower (or any Permitted Subsidiary) due or accrued with respect to any Payment Date and payable in the following order:

(a)                                 first, to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Custodian, the Collateral Administration and Agency Fee, and any other amounts and indemnities payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, pursuant to the terms hereof and any other Facility Documents;

(b)                                 second, to the Servicer for expenses incurred by the Servicer in connection with the services provided under this Agreement, excluding any Servicing Fee; and

(c)                                  third, on a pro rata basis, to:

(i)                                     the Independent Accountants, agents (other than the Servicer) and counsel of the Borrower (or any Permitted Subsidiary) for fees and expenses related to the Collateral and the Facility Documents;

(ii)                                  any other Person (other than the Agents or the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; and

(iii)                               indemnification obligations owing by the Borrower or any Permitted Subsidiary to the Borrower’s or any Permitted Subsidiary’s independent directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date with proceeds of the Advances comprising the initial Borrowing shall not constitute Administrative Expenses.

“Advance” has the meaning assigned to such term in Section 2.01(c).

“Advance Rate” means has the meaning assigned to such term in the Fee Letter.

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Funded Spread” means, as of any date, the sum of:

(a)                                 in the case of each Eligible Loan (excluding any Floor Obligation) that bears interest at a spread over an index (including any London interbank offered rate based index), (i) the excess of the sum of such spread and such index over the LIBOR Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Eligible Loan; and

(b)                                 in the case of each Floor Obligation that is an Eligible Loan, (i) the excess of the interest rate on such Floor Obligation as of such date over the LIBOR Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Eligible Loan.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Loan or Revolving Collateral Loan as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Credit and Security Agreement.

“Amortization Period” means the period beginning on the last day of the Reinvestment Period and ending on the date on which all Obligations are paid in full.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means has the meaning assigned to such term in the Fee Letter.

“Approval Request” has the meaning assigned to such term in Section 2.01.

“Approved Broker Dealer” means each of Bank of America Merrill Lynch, JPMorgan Chase, BNP Paribas, Deutsche Bank, Goldman Sachs, Morgan Stanley, Royal Bank of Canada, UBS, Barclays, Credit Suisse, Jefferies, Royal Bank of Scotland, Societe Generale, Antares Capital Corporation, Bank of Montreal, Bank of Nova Scotia, Citizens Bank, National Association, Golub, HSBC Group, Imperial Capital, Macquarie Group, Nomura, Toronto Dominion and Wells Fargo or any Affiliate of any of the foregoing and any other broker-dealer approved by the Administrative Agent in its absolute discretion.

“Asset Value” means, with respect to any Collateral Loan on the relevant date of determination, the amount (determined by the Administrative Agent) determined in the following manner:

(a)                                 the Asset Value shall be the quoted bid-side price from MarkIt Partners, Loan Pricing Corp. or another independent nationally recognized loan pricing service selected by the Administrative Agent in its sole discretion, expressed as a dollar amount by multiplying such price by such Collateral Loan’s Principal Balance equal to the product of (x) the Principal Balance thereof (determined exclusive of accrued interest and premium) and (y) such price (expressed as a percentage of par (not to exceed 100%)), subject to the dispute mechanism set forth below; or

(b)                                 if the value of a Collateral Loan is not determined in accordance with clause (i) above (including if the Administrative Agent determines reasonably and in good faith that the quote of any such loan pricing service does not include bids from at least two nationally recognized broker-dealers active in the trading of such loan or is otherwise not current or accurate), the Asset Value shall be determined by the Administrative Agent in its commercially reasonable discretion, but subject to the dispute mechanism set forth below.

So long as no Default or Event of Default has occurred and is continuing, if the Borrower (or the Servicer on its behalf) disputes the Asset Value of any Collateral Loan determined by the Administrative Agent pursuant to the preceding paragraph (each such Collateral Loan, a “Disputed Collateral Loan”) after the Borrower is given notice of such determination, then the Servicer may (at the sole expense of the Borrower), no later than three hours after the Servicer is given notice of such determination, (i) designate at least two Approved Broker Dealers active in the trading of such loan and (ii) provide to the Administrative Agent within such three-hour period a Firm Bid with respect to not less than the principal amount of such Disputed Collateral Loan from each such Approved Broker Dealer.  At least two such Firm Bids shall be provided to the Administrative Agent for a valid Asset Value dispute to occur and the highest of such Firm Bids will be the Asset Value for the relevant date of determination. For each Disputed Collateral Loan for which there are not at least two (2) Firm Bids for the relevant date of determination, the Asset Value shall be Administrative Agent’s most recent valuation.  Pending the resolution of such dispute, the Asset Value of the related Collateral Loan shall be the Asset Value determined by the Administrative Agent.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% or (c) the LIBOR Rate for a three-month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bid Depth” means, on any date of determination, the number of bid side quotations available on such date of determination from nationally recognized independent dealers as reported by a nationally recognized pricing service; it being understood that a bid side quotation from the same dealer reported by more than one pricing service shall be treated as one bid side quotation.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Blocker Subsidiary” mean a Subsidiary of the Borrower that is formed for the sole purpose of holding any Equity Security in one or more Persons or other assets received in a workout of a Defaulted Collateral Loan or otherwise acquired in connection with a workout of a Collateral Loan.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any date of determination, the least of:

(a)                                 the Facility Amount as of such date minus the Net Aggregate Exposure Amount as of such date;

(b)                                 the sum of:

(i)                                     the aggregate sum of, for all Eligible Loans as of such date, the products of (x) the applicable Advance Rate for each such Eligible Loan as of such date, and (y) the excess of (I) the Original Asset Value of each such Eligible Loan as of such date over (II) the portion of such Eligible Loan allocated by the Borrower to the Excess Concentration Amount as of such date in accordance with Section 1.04(k), plus

(ii)                                  the aggregate amount of cash and Eligible Investments then on deposit in the Principal Collection Account, minus

(iii)                               the Net Aggregate Exposure Amount; and

(c)                                  the sum of:

(i)                                     the aggregate sum of, for all Eligible Loans as of such date, the Original Asset Value of each such Eligible Loan as of such date, minus

(ii)                                  the Excess Concentration Amount, minus

(iii)                               the Minimum Equity Amount, plus

(iv)                              the aggregate amount of cash and Eligible Investments then on deposit in the Principal Collection Account, minus

(v)                                 the Net Aggregate Exposure Amount.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder.

“Borrowing Base Test” means a test that will be satisfied at any time if (i) Advances Outstanding are less than or equal to (ii) the Borrowing Base at such time.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with any interest rate setting as to an Advance determined by reference to the LIBOR Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to the LIBOR Rate), the term “Business Day” shall exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market.

“Caa/CCC Loan” means at any time, a Collateral Loan with respect to which the related Obligor has a Moody’s Rating of “Caa1” or lower or an S&P Rating of “CCC+” or lower.

“Cash” means Dollars immediately available on the day in question.

“Cash Interest Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio obtained by dividing (i) EBITDA by (ii) Cash Interest Expense of the related Obligor for the Relevant Test Period, as calculated by the Borrower and Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Cash Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, but excluding any non-cash item to the extent included under such caption.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events:

(a)                                 the Borrower ceases at any time to be 100% owned directly by the Equityholder free and clear of all Liens (other than Permitted Liens);

(b)                                 the Equityholder fails to have the power to direct the management and policies of the Borrower;

(c)                                  the Equityholder is no longer advised, directly or indirectly, by BCSF Advisors, LP; or

(d)                                 BCSF Advisors, LP shall cease to be an Affiliate of Bain Capital Credit, LP.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means February 19, 2019.

“Closing Date Lenders” means the Persons signatory to this Agreement as Lenders on the Closing Date.

“Closing Date Participation Interest” means an undivided Participation Interest granted by BCSF I, LLC, a Delaware limited liability company, to the Borrower in and to each Collateral Loan identified on the schedule attached to the Master Participation Agreement and in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Administration and Agency Fees” means the fees payable to the Collateral Administrator, the Collateral Agent, the Custodian and the Securities Intermediary pursuant to the Collateral Administration and Agency Fee Letter.

“Collateral Administration and Agency Fee Letter” means the schedule of fees, dated as of January 22, 2019, setting forth the fees payable to WFB in connection with the transactions contemplated by this Agreement.

“Collateral Loan” means a commercial loan, debt obligation or Closing Date Participation Interest owned or acquired by the Borrower (or a Permitted Subsidiary, subject to the limitations herein).  For the avoidance of doubt, in the case of a Closing Date Participation Interest, any references in the Facility Documents to the related Obligor, the terms of such Obligor’s obligations or the applicable Related Documents shall be deemed to refer to the Obligor, obligations and Related Documents with respect to the loan related to such Closing Date Participation Interest.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Eligible Loans owned (or, in relation to a proposed purchase of an Eligible Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a)                                 the Minimum Weighted Average Spread Test;

(b)                                 the Maximum Weighted Average Life Test;

(c)                                  the Minimum Diversity Score Test; and

(d)                                 the Maximum Moody’s Weighted Average Rating Factor Test.

“Collection Account” has the meaning assigned to such term in Section 8.02 and includes the Principal Collection Account and the Interest Collection Account.

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans, but excluding any amounts received by the Borrower from an Obligor following the sale of a Collateral Loan by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Loan so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” has the meaning assigned to such term in the Fee Letter.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations” has the meaning set forth on Schedule 7.

“Concentration Test Amount” means (i) from the Closing Date until the end of the Ramp-Up Period, an amount equal to $500,000,000, (ii) thereafter, until the date on which the Collateral Loans are sold by the Borrower in connection with a Term Securitization (each such date, a “Securitization Date”), the Aggregate Principal Balance of the Eligible Loans owned (or, in relation to a proposed purchase of an

Eligible Loan, proposed to be owned) by the Borrower at such time; and (iii) on and after a Securitization Date an amount to be mutually agreed between the Administrative Agent and the Borrower (which shall be communicated to the Collateral Agent).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise.  “Controlled” and “Controlling” have the meaning correlative thereto.

“Covenant Lite Loan” means a Collateral Loan the Related Documents for which do not (i) contain any financial covenants or (ii) require the Obligor thereunder to comply with any maintenance covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Documents); provided, that if such Collateral Loan either contains a cross-default provision to, or is pari passu with, another loan of the underlying Obligor that requires compliance with one or more Maintenance Covenants it will be deemed not to be a Covenant Lite Loan.

“Coverage Deficiency” has the meaning assigned to such term in the Fee Letter.

“Coverage Deficiency (Trading)” has the meaning assigned to such term in the Fee Letter.

“Coverage Deficiency Test” means a test that will be satisfied if, at any date of determination, no Coverage Deficiency exists.

“Coverage Deficiency Test (Trading)” means a test that will be satisfied if, at any date of determination, no Coverage Deficiency (Trading) exists.

“Coverage Test” means each of the Borrowing Base Test and the Coverage Deficiency Test.

“Coverage Test Failure” means a condition occurring on any day on which the Borrowing Base Test is not satisfied or the Coverage Deficiency Test is not satisfied.

“Coverage Deficiency (Trading) Test Failure” means a condition occurring on any day on which the Coverage Deficiency Test (Trading) is not satisfied.

“Covered Account” means each of the Collection Account (including the Interest Collection Account and Principal Collection Account therein), the Custodian Account and the Unfunded Reserve Account.

“Credit Risk Collateral Loan” means a loan or debt obligation which, in the judgment of the Servicer, (a) has a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Collateral Loan or (b) as a result of one or more factors, including credit quality, has a significant risk of declining in market price (but not including any such decline experienced by the market generally as a result of interest rate movement, general economic conditions or similar factors).

“Current Pay Loan” means any Collateral Loan that would otherwise be a Defaulted Collateral Loan but as to which:

(a)                                 (i) no default has occurred and is continuing with respect to the payment of interest and any contractual principal (if any), (ii) all contractual payments due at the relevant time of determination (including principal, interest and any other such payments) have been paid in Cash and (iii) the Servicer reasonably expects that the remaining scheduled interest and principal payments will be paid in Cash on the scheduled payment dates thereof;

(b)                                 such Collateral Loan has an Asset Value (expressed as a percentage of par) of no less than 80% of par; and

(c)                                  if the Obligor in respect of such Collateral Loan is subject to a bankruptcy proceeding, (i) the related bankruptcy court has authorized all payments due and payable on such Collateral Loan and (ii) all interest payments and scheduled distributions of principal authorized by such bankruptcy court have been paid by such Obligor in respect of such Collateral Loan.

“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Custodian Account” has the meaning assigned to such term in Section 8.03.

“Data File” has the meaning specified in Section 8.09(a).

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum.

“Defaulted Collateral Loan” means any loan or debt obligation as to which, on any date of determination:

(a)                                 a default as to all or any portion of one or more payments of principal and/or interest has occurred (i) with respect to such Collateral Loan (giving effect to any grace period applicable thereto but in no event exceeding five (5) Business Days past the applicable due date) or (ii) under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Collateral Loan (giving effect to any grace period applicable thereto but in no event exceeding five (5) Business Days past the applicable due date);

(b)                                 except in the case of a DIP Collateral Loan or a Current Pay Loan, an Insolvency Event (without giving effect to any grace period set forth in such definition) with respect to the related Obligor of such loan or debt obligation has occurred;

(c)                                  the Servicer has determined in accordance with the Servicing Standard that such Collateral Loan is on a non-accrual status or is not collectible; or

(d)                                 the related Obligor has (i) a Moody’s Rating below “Caa3” (or a Moody’s probability of default rating of “D” or “LD”) or (ii) an S&P Rating below “CCC-” (or of “D” or

“SD”), or in each case had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date (which condition precedent, together with any applicable default, has been specifically identified to the Administrative Agent in writing or in any public statement by such Lender)), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)                                 with respect to such of the Collateral as constitutes an instrument, causing the Custodian to take and continuously maintain possession of such instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b)                                 with respect to such of the Collateral as constitutes a Certificated Security, (A) causing the delivery of such Certificated Security to the Custodian registered in the name of the Collateral Agent or its affiliated nominee or endorsed to the Collateral Agent or in blank, (B) causing the Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate

Covered Account and (C) causing the Custodian to maintain continuous possession of such Certificated Security;

(c)                                  with respect to such of the Collateral as constitutes an Uncertificated Security, either (i) causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security or (ii) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security;

(d)                                 with respect to such of the Collateral as constitutes a Security Entitlement, causing the Custodian as Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(e)                                  with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent and causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent, (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent), (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(f)                                   with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(e), causing to be filed with the Delaware Secretary of State a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g)                                  in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Servicer on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to any Payment Date, the tenth (10th) Business Day prior to such Payment Date; provided that, with respect to the final Payment Date, the Determination Date shall be such Payment Date.

“DIP Collateral Loan” means an obligation:

(a)                                 obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b)                                 to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c)                                  on which the related Obligor is required to pay interest and/or principal on a current basis; and

(d)                                 approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (i) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (ii) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Disputed Collateral Loan” has the meaning assigned to such term in the definition of “Asset Value.”

“Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars to fund any Advance, (b) the Administrative Agent shall have notified the Borrower and each Lender of the inability, for any reason, to determine the Adjusted Eurodollar Rate, (c) the Required Lenders shall have notified the Administrative Agent of a determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender to obtain Dollars to make, fund or maintain any Advance.

“Diversity Score” means a single number that indicates Collateral Loan concentration in terms of both Obligor and industry concentration.  The Diversity Score for the Eligible Loans is calculated as set forth in Schedule 10.

“Document Checklist” means a list delivered electronically by the Borrower (or by the Servicer on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Dollars”, “USD” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any Relevant Test Period (or other period set forth herein) and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Servicer, and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable definition is not defined in such Related Documents or marketing materials or financial model, an amount, for the principal Obligor thereunder and any of its parents or Subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Servicer in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), extraordinary, one-time and/or non-recurring losses or charges, and any other item the Servicer and the Administrative Agent deem to be appropriate.

“Eligible Investment Required Ratings” means, with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” (and not on credit watch for possible downgrade) or “P-1” for one-month instruments, “Aa2” (and not on credit watch for possible downgrade) and “P-1” for three-month instruments, “Aa3” (and not on credit watch for possible downgrade) and “P-1” for six-month instruments and “Aa2” (and not on credit watch for possible downgrade) and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” (and not on credit watch for possible downgrade) for short-term instruments and “A” (and not on credit watch for possible downgrade) for long-term instruments.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)                                 direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b)                                 demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c)                                  non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d)                                 money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P;

provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (G) in the Servicer’s commercially reasonable judgment, such obligation or security is subject to material non-credit related risks.  Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition).  Notwithstanding the foregoing, unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Servicer to the Administrative Agent (on which the Administrative Agent may rely) that the advice specified in this definition has been received by the Borrower and the Servicer) and the Administrative Agent consents thereto, Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Eligible Loan” has the meaning set forth on Schedule 6.

“Equityholder” has the meaning assigned to such term in the introduction to this Agreement.

“Equityholder Collateral Loan” means each Collateral Loan sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement.

“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Principal Balance of all Equityholder Collateral Loans acquired by the Borrower prior to such date minus (b) the aggregate Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) repurchased by the Equityholder or an Affiliate thereof prior to such date.

“Equity Coverage Amount” means, at any date of determination, the aggregate sum of the Asset Values of all Eligible Loans owned by the Borrower on such date (determined for this purpose on a “trade date” basis), plus (ii) the amount on deposit in the Collection Account constituting Principal Proceeds on such date, minus (iii) the Advances Outstanding and all other Obligations owing on such date.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant (other than a detachable warrant) or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded, as calculated by the Servicer.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income, net profits, or capital (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Sections 2.16 or 12.03(g)) or (ii) such Lender designates a new lending office (a “New Lending Office”), except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f) and (h), and (d) U.S. federal withholding Taxes imposed by FATCA.

“Facility Amount” means $350,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06); provided that following the Commitment Termination Date, the Facility Amount will equal Advances Outstanding as of the applicable date of determination.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Fee Letter, the Collateral Administration and Agency Fee Letter, the Sale Agreement, the Master Participation Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower and/or any Permitted Subsidiary in favor of the Collateral Agent, the Administrative Agent or any Lender from time to time pursuant to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections or analogous provisions of non-U.S. law, and any legislation, rules, guidance notes or official guidance implementing such intergovernmental agreements.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of the Closing Date, by and between Citibank and the Borrower setting forth certain matters in connection with the transactions contemplated by this Agreement.

“Fee Basis Amount” means, for any Payment Date, the Aggregate Principal Balance of all Eligible Loans and the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Account, measured as of the related Determination Date.

“Final Maturity Date” means the earliest to occur of (a) the Business Day designated by the Borrower as the Final Maturity Date upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, the Collateral Agent, the Lenders, the Custodian and the Collateral Administrator, (b) the second anniversary of the last day of the Reinvestment Period, and (c) the date on which the Administrative Agent provides notice of the declaration of the Final Maturity Date after the occurrence of an Event of Default.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. (New York time) or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a broker-dealer (a) if, in the Administrative Agent’s commercially reasonable judgment, (i) such broker-

dealer may be ineligible to accept assignment or transfer of the par amount of such Collateral Loan substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, or (ii) such broker-dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the Related Documents for such Collateral Loan to the assignment or transfer to such broker-dealer of the par amount of such Collateral Loan or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the par amount of such Collateral Loan or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the broker-dealer that would permit settlement of the sale to such broker-dealer of the par amount of such Collateral Loan.

“First Lien Loan” means any Collateral Loan (and not a bond or similar security) that meets the following criteria:

(i)                                     is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan;

(ii)                                  is secured by a valid first priority (subject to customary permitted Liens and clause (z) below) perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not (x) such loan is also secured by any lower priority Lien on other collateral or (y) a separate loan is secured by a first Lien on separate collateral);

(iii)                               is secured, pursuant to such first priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal seniority secured by a first Lien in the same collateral; and

(iv)                              is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Servicer’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes).  The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floor Obligation” means, as of any date:

(a)                                 a Collateral Loan (i) for which the Related Documents provides for a Libor rate option and that such Libor rate is calculated as the greater of a specified “floor” rate per annum and the London interbank offered rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such Libor rate option, but only if as of such date the London interbank offered rate for the applicable Interest Accrual Period is less than such floor rate; and

(b)                                 a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable Interest Accrual Period is less than such floor rate.

“Fundamental Amendment” means any amendment, modification, waiver or supplement (as determined by the Administrative Agent) of or to this Agreement that would (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate), (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b), (g) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (h) extend the Reinvestment Period.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent Manager” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower);  (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower; or (iv) any member of the immediate family of a person described in (i), (ii) or (iii), and (B) has, (i) prior experience as an Independent Manager for a Person whose charter documents required the consent of the Independent Manager thereof before such Person could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR                                  =                                         the Interest Rate for such Advance on such day;

P                                         =                                         the principal amount of such Advance on such day; and

D                                       =                                         360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the first Payment Date, and (b) with respect to any subsequent Payment Date, the period from but excluding the preceding Payment Date to and including such Payment Date; provided, that the final Interest Accrual Period hereunder shall end on and include the day of the payment in full of the Advances hereunder.

“Interest Collection Account” has the meaning specified in Section 8.02(a).

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)                                 all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period);

(b)                                 all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

(c)                                  commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d)                                 all amounts received in respect of Equity Securities held by the Borrower in respect of any Obligor;

provided that, as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the outstanding principal balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds.

“Interest Rate” means, for any Interest Accrual Period and for each Advance outstanding by a Lender for each day during such Interest Accrual Period, the Adjusted Eurodollar Rate for such Interest Accrual Period plus the Applicable Margin; provided that if a Disruption Event has occurred and is continuing or an Event of Default has occurred (and has not otherwise been waived by the Lenders pursuant to the terms hereof), “Interest Rate” means the Base Rate plus the Applicable Margin.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“LIBOR Rate” means, for any Interest Accrual Period, (i) with respect to any Advance denominated in USD made or outstanding on the first day of an Interest Accrual Period, a rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another  commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) (or, in the case of GBP, one) Business Days prior to the commencement of such Interest Accrual Period, for Dollar deposits (for delivery on the first day of such Interest Accrual Period) with a term equivalent to three months and (ii) with respect to any Advance not made or outstanding on the first day of an Interest Accrual Period, the rate per annum equal to ICE LIBOR, as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) (or, in the case of GBP, one) Business Days prior to the date on which such Advance is made, for Dollar deposits (for delivery on the date on which such Advance is made) with a term equivalent to three months; provided that, if no such rate is published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time), the LIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for London interbank deposits for a three month period in United States dollars at approximately 11:00 a.m. (London time) on the applicable rate setting day to prime banks in the London interbank market.  If the LIBOR Rate is less than zero percent then the LIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Losses” has the meaning assigned to such term in Section 13.09(d)(i) and Section 15.09(a), as applicable.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Mandatory Amortization Advances Outstanding” means the Advances Outstanding as of the Commitment Termination Date.

“Mandatory Amortization Amount” means, with respect to the applicable Payment Dates set forth below and regardless of whether sufficient funds are on deposit in the applicable Collection Account in respect of such Payment Date, an amount equal to the product of (x) the percentage of set forth below opposite such Payment Date times (y) the Mandatory Amortization Advances Outstanding:

Payment Date	Percentage of Mandatory Amortization Advances Outstanding to be Paid on Relevant Payment Date
Fourth Payment Date after the Commitment Termination Date	25.00%
Each Payment Date thereafter	6.25%

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Participation Agreement” means the Master Participation Agreement pursuant to which the Borrower acquires the initial Collateral Loans and the Closing Date Participation Interests.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Servicer or the Equityholder, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower or the Servicer to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral (excluding in any case a decline in the asset value of the Borrower or a change in general market conditions or values of the loans and investments held by the Borrower).

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of a Related Document with respect thereto executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that (unless otherwise consented to by the Administrative Agent prior to or after the effective date of any such amendment, waiver, consent or modification):

(a)                                 reduces or waives one or more interest payments, permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments as of the date such Collateral Loan was acquired by the Borrower) or reduces the rate of interest payable on such Collateral Loan, in each case, where the Cash Interest Coverage Ratio with respect to such Collateral Loan is less than 1.50x, as measured on the most recent quarterly reporting date of the related Obligor or any other quarterly reporting date of the related Obligor during the preceding twelve-month period;

(b)                                 (i) contractually or structurally subordinates such Collateral Loan (other than any loan which existed on the date the Borrower acquired such Collateral Loan, which is senior to such Collateral Loan) by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens on any of the collateral securing such Collateral Loan, (ii) releases any material guarantor or co-Obligor from its obligations with respect thereto or (iii) increases the commitment amount of any loan senior to or pari passu with such Collateral Loan;

(c)                               substitutes, releases or terminates all or substantially all of the underlying assets securing such Collateral Loan;

(d)                                 waives, extends or postpones any date fixed for any scheduled payment or mandatory prepayment of principal (including the maturity date) on such Collateral Loan;

(e)                                  reduces or forgives any principal amount of such Collateral Loan; or

(f)                                   modifies the definition of “Senior Net Leverage Ratio,” “Total Net Leverage Ratio” or “Cash Interest Coverage Ratio” or comparable definitions set forth in the Related Documents for such Collateral Loan in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Secured Parties.

“Maximum Moody’s Rating Factor Test” means a test that will be satisfied on any date of determination if the Weighted Average Moody’s Rating Factor of the Collateral Loans is less than or equal to 3490.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Loans as of such date is less than or equal to 6.0 years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Monthly Report Determination Date, (d) the date on which a Collateral Loan is acquired or disposed of by the Borrower, (e) each Determination Date, (f) the date of any Material Modification of any Collateral Loan and (g) each other date requested by the Administrative Agent upon two (2) Business Days’ notice.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score as of such date equals or exceeds 25.

“Minimum Equity Amount” means, at any time, the greater of (a) $35,000,000 and (b) the Principal Balances of the six (6) largest Eligible Loans (it being understood that multiple Eligible Loans to the same Obligor and its Affiliates shall be treated as a single exposure).

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds 3.50%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.09(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.09(a).

“Monthly Reporting Date” has the meaning specified in Section 8.09(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 5 hereto, as such industry classifications shall be updated at the option of the Servicer if Moody’s publishes revised industry classifications.

“Moody’s Rating” means, with respect to any Collateral Loan, the public rating issued by Moody’s with respect to the related Obligor.

“Moody’s Rating Factor” means, for each Collateral Loan, the number set forth in the table below opposite the Moody’s default probability rating (determined using then-current market methodology) of such Collateral Loan:

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Aggregate Exposure Amount” means, at any time, the excess (if any) of (a) the aggregate unfunded amounts in respect of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans at such time over (b) the aggregate amount on deposit in the Unfunded Reserve Account at such time.

“New Lending Office” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Non-Excluded Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(f).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness and all other amounts owed, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, Administrative Expenses and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, the Person primarily obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Original Asset Value” means, with respect to any Collateral Loan on any date of determination, the lesser of (i) the fair value of such Collateral Loan as reasonably determined by the Servicer consistent with its books and records on the date such Collateral Loan is acquired by the Borrower and (ii) the product of (x) the Purchase Price of such Collateral Loan on the date such Collateral Loan is acquired by the Borrower multiplied by (y) such Collateral Loan’s Principal Balance at such date of determination (which determination shall be exclusive of accrued interest and premium).

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Partially-Participated Asset” has the meaning assigned to such term in the Master Participation Agreement.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute a Collateral Loan were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, at the time of the funding of such loan) and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.  For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“PATRIOT Act” has the meaning assigned to such term in Section 4.01(f).

“Payment Date” means the seventeenth (17th) day of January, April, July, and October, the first of which shall be April 17, 2019, or if such day is not a Business Day, the next succeeding Business Day.  The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.09(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the related Obligor under the related facility; (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor; and (e) in the case of any Closing Date Participation Interest that is a Partially-Participated Asset and only until the elevation thereof to a full assignment, Liens on such Partially-Participated Asset (but not on the proceeds of the related Participation Interest therein) as contemplated by the Master Participation Agreement.

“Permitted Offer” means a tender offer or redemption notice (i) pursuant to the terms of which the offeror offers to acquire a Collateral Loan in exchange for consideration consisting solely of Cash in an amount equal to or greater than the full face amount of such Collateral Loan plus any accrued and unpaid interest and (ii) as to which the Servicer has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the offer or redemption.

“Permitted Subsidiary” means any Subsidiary (a) that is wholly-owned by the Borrower, (b) that meets the then-current general criteria of Moody’s and S&P for bankruptcy remote entities and that includes, in its Constituent Documents, “special purpose” provisions substantially similar to those in the Constituent Documents of the Borrower, and (c) that is a Blocker Subsidiary.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Potential Terminated Lender” has the meaning specified in Section 2.16(a).

“Prepayment Fee” has the meaning assigned to such term in the Fee Letter.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest; provided that, other than as expressly set forth herein, for all purposes of this Agreement and the other Facility Documents (other than in determining the Original Asset Value or Asset Value, as applicable, of any Collateral Loan for purposes of calculating the Borrowing Base or compliance with the Coverage Test), in determining the Principal Balance of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan or Revolving Collateral Loan shall be assumed to have been fully funded as of such date of determination.

“Principal Collection Account” has the meaning specified in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (unless, in the case of any such equity contribution, designated as Interest Proceeds by the Servicer pursuant to Section 10.06).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Process Agent” has the meaning assigned to such term in Section 12.14.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proper Instructions” means instructions (including Trade Confirmations, if available) received by the Custodian from the Borrower, or the Servicer on behalf of the Borrower, in any of the following forms acceptable to the Custodian: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions.

“Purchase Price” means, with respect to any Collateral Loan, the aggregate purchase price paid by the Borrower to purchase such Collateral Loan (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest and premium).

“QIB” has the meaning assigned to such term in Section 12.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Ramp-Up Period” means the period from the Closing Date through the earliest to occur of (a) the date that is three months after the Closing Date (or such later date as may be agreed in writing by the Borrower and the Administrative Agent) and (b) the date on which the Borrower provides notice to the Administrative Agent that the Ramp-Up Period has ended.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) February 19, 2020; and (b) the Final Maturity Date.

“Related Documents” means, with respect to any Collateral Loan, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage Ratio, or EBITDA, as applicable, for such Collateral Loan in the applicable Underlying Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Underlying Loan Agreement, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)                                 an executed copy of the assignment, if applicable, for such Collateral Loan;

(b)                                 other than in the case of a Noteless Loan, the original executed Underlying Note endorsed by the issuer or the prior holder of record of such Collateral Loan in blank or to the Borrower;

(c)                                  an executed copy of the Underlying Loan Agreement, together with a copy of all amendments and modifications thereto;

(d)                                 a copy of each related security agreement (if any) signed by each applicable Obligor;

(e)                                  a copy of each related guarantee (if any) then executed in connection with such Collateral Loan; and

(f)                                   a Document Checklist.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, president, executive vice president, treasurer, chief financial officer, secretary, or vice president, (b) without limitation of clause (a), in the case of a limited partnership, a Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a), in the case of a limited liability company that, pursuant to its Constituent Documents, does not have officers, any Responsible Officer of the sole member, administrative manager or managing member, acting on behalf of the sole member, administrative manager or managing member in its capacity as sole member, administrative manager or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, (f) without limitation of clause (a), in the case of the Borrower or the Servicer, an officer of the Borrower or the Servicer (or officer of the sole member, administrative manager, managing member or general partner thereof), as applicable, responsible for the administration of this Agreement, (g) in the case of the Administrative Agent, an officer of the Administrative Agent responsible for the administration of this Agreement and (h) in the case of the Custodian, the Collateral Administrator, the Collateral Agent or the Securities Intermediary, any officer within such Person (or any successor group) authorized to act for and on behalf of the Custodian, the Collateral Administrator, the Collateral Agent or the Securities Intermediary, including any vice president, assistant vice president or officer of the Custodian, the Collateral Administrator, the Collateral Agent or the Securities Intermediary customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred within such Person because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Retransfer Date” has the meaning specified in Section 10.03(b)(vi).

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and among the Equityholder and the Borrower.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Canada, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, Canada or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, with respect to any Collateral Loan, the public rating issued by S&P with respect to the relevant Obligor.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Loan” means any Collateral Loan (and not a bond or similar security) that meets the following criteria:

(i)                                     is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, such as with respect to the liquidation of the Obligor or of specified collateral for such loan);

(ii)                                  is secured by a valid second priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral);

(iii)                               is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral; and

(iv)                              is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Servicer’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes).  The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or substantially by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator, the Securities Intermediary and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC. Initially, the Securities Intermediary shall be WFB.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor for the Relevant Test Period, either (a) the meaning of “Senior Net Leverage Ratio” or comparable definition set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Senior Net Leverage

Ratio” or comparable definition, the ratio obtained by dividing (i) the senior indebtedness of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for the Relevant Test Period, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Servicer” has the meaning assigned to such term in Section 14.01(a).

“Servicer Indemnified Party” has the meaning assigned to such term in Section 14.06(b).

“Servicing Default” means any one or more of the following:

(i)                                     any failure by the Servicer to make any payment, transfer or deposit into any Covered Account as required by this Agreement within two (2) Business Days after the date that such payment, transfer or deposit is required to be made;

(ii)                                  any failure by the Servicer to deliver any report required to be delivered by it under this Agreement or the other Facility Documents on or before the date that is two (2) Business Days after the date that such report is required to be delivered;

(iii)                               except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Servicer under any Facility Document to which it is a party, or the failure of any representation or warranty of the Servicer made in any Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of ten (10) Business Days after the earlier of (i) the date on which written notice to the Servicer (which may be by e-mail) of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Administrative Agent or the Required Lenders, and (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(iv)                              an Insolvency Event shall occur with respect to the Servicer;

(v)                                 a Change of Control shall occur;

(vi)                              the occurrence of an Event of Default;

(vii)                           the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Servicer (exclusive of judgment amounts fully covered by insurance), and the Servicer shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) Business Days from the date of entry thereof; or

(viii)                        the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $500,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness, whether or not waived.

“Servicing Fee” means the fee to the Servicer for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and Priority of Payments), in an amount equal to 0.25% per annum of the Fee Basis Amount; provided that such amount may be increased, at the discretion of the Administrative Agent, up to 0.50% per annum of the Fee Basis Amount for any Successor Servicer appointed hereunder, in each case, measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Servicing Standard” means, with respect to any Collateral Loan included in the Collateral, to service and administer such Collateral Loan in accordance with the Related Documents and all customary and usual servicing practices with reasonable care and in good faith, (i) using a degree of skill, care, prudence, diligence and attention no less than the higher of (a) that which the Servicer (or its advisor) exercises with respect to comparable assets that it may manage for itself and its other clients having similar investment objectives and restrictions and (b) the customary and usual collateral management practices that a prudent Servicer of national recognition in the United States would use to manage comparable assets for its own account and for the account of others, and (ii) in accordance with the Servicer’s (or its advisor’s) customary practices and procedures involving assets of the nature and character of the Collateral Loans.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Standard First Lien Loan” means, as of any date of determination, an Eligible Loan that satisfies each of the following criteria on such date:

(i)                                     such Collateral Loan is a First Lien Loan;

(ii)                                  the Obligor with respect to such Collateral Loan has a Moody’s Rating of B3 or higher and an S&P Rating of B- or higher by S&P;

(iii)                               on the date such Collateral Loan is purchased by the Borrower, such Collateral Loan has an outstanding Tranche Size of $400,000,000 or, in the case of Collateral Loans with a Bid Depth of at least three (3), a Tranche Size of at least $250,000,000;

(iv)                              such Collateral Loan has a Bid Depth of at least two (2) (or, if such Collateral Loan is acquired during the primary syndication thereof, has a Bid Depth of at least two (2) within ten (10) Business Days of the acquisition of such Collateral Loan); and

(v)                                 transfers of the Collateral Loan may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations as published by The Loan Syndications and Trading Association, Inc. on the date such Collateral Loan is purchased by the Borrower.

“Standard Second Lien Loan” means, as of any date of determination, an Eligible Loan that satisfies each of the following criteria on such date:

(i)                                     such Collateral Loan is a Second Lien Loan;

(ii)                                  the Obligor with respect to such Collateral Loan has a Moody’s Rating of Caa1 or higher and an S&P Rating of CCC+ or higher by S&P;

(iii)                               such Collateral Loan has an outstanding Tranche Size of at least $100,000,000 on the date such Collateral Loan is purchased by the Borrower; and

(iv)                              transfers of the Collateral Loan may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations as published by The Loan Syndications and Trading Association, Inc. on the date such Collateral Loan is purchased by the Borrower.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based lending facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Subsidiary” means any Person with respect to which the Borrower or the Equityholder, as the case may be, owns, directly or indirectly, more than 50% of the Equity Securities of such Person; provided that, notwithstanding the foregoing, a Person whose Equity Securities were acquired by the Borrower or the Equityholder, as the case may be, in a workout of a Collateral Loan (or, in the case of the Equityholder, a commercial loan or debt obligation owned by the Equityholder or one of its Subsidiaries) shall not be deemed to be a “Subsidiary” for purposes of this Agreement.

“Subsidiary Guaranty” means, collectively, each guaranty, joinder or guaranty supplement delivered pursuant to Section 5.02(l) made by each Permitted Subsidiary party thereto in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

“Substitute Loan” has the meaning assigned to such term in Section 10.03(a).

“Tangible Net Worth” means the aggregate amount of tangible assets of the Equityholder minus the aggregate amount of liabilities of the Equityholder, in each case determined in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any taxing Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Securitization” means any private or public term securitization transaction undertaken by the Equityholder or an Affiliate thereof that is secured, directly or indirectly, by any Collateral Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Facility, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility.

“Total Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor, for the Relevant Test Period either (a) the meaning of “Total Net Leverage Ratio” or comparable definition set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio obtained by dividing (i) the total indebtedness of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for the Relevant Test Period, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Trade Confirmation” means any customary confirmation of the Borrower’s acquisition of a Collateral Loan delivered to the Agents by the Borrower pursuant to Section 13.03(b).

“Trade Date” has the meaning assigned to such term in Section 1.04(j).

“Tranche Size” means, in respect of any Collateral Loan, the aggregate principal amount of all of the borrowing facilities available to the Obligor under the terms of the relevant Underlying Loan Agreement as of the original effective date of the Underlying Loan Agreement.  For purposes of determining the Tranche Size in respect of any Collateral Loan: (1) for Collateral Loans that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the Obligor under the facilities evidenced by the relevant Underlying Loan Agreement shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated); (2) the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Loan shall be aggregated; and (3) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Loan shall be aggregated with the principal amount of such Collateral Loan; provided that, in the case of clauses (1), (2) and (3) above, such facilities are pari passu in terms of repayment seniority and, with respect to appropriate price adjustments, buyers are typically indifferent between such facilities.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.05.

“Unfunded Reserve Required Amount” has the meaning specified in Section 8.05.

“Unrestricted Cash” means “Unrestricted Cash” or any comparable definition in the Related Document for any Collateral Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents), as reflected on the most recent financial statements of the related Obligor that have been delivered to the Borrower.

“Unused Amount” means, for any day, an amount equal to the excess of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Collateral Loan” has the meaning assigned to such term in the Sale Agreement.

“Weighted Average Moody’s Rating Factor” means the number (rounded up to the nearest whole number) determined by:

(a)                                 summing the products of (i) the Principal Balance of each Eligible Collateral Loan (excluding Defaulted Loans) multiplied by (ii) the Moody’s Rating Factor of such Eligible Collateral Loan, and

(b)                                 dividing such sum by the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Loans, the number of years following such date obtained by:

(a)                                 summing the products of (i): the Average Life at such time of each Eligible Loan multiplied by (ii) the Principal Balance of such Eligible Loan; and

(b)                                 dividing such sum by the Aggregate Principal Balance of all Eligible Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Loan, the quotient obtained by dividing (i) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Eligible Loan and (B) the respective amounts of principal of such Scheduled Distributions by (y) the sum of all successive Scheduled Distributions of principal on such Eligible Loan.

“Weighted Average Spread” means, as of any date, the number obtained by dividing:

(a)                                 the amount equal to (i) the Aggregate Funded Spread with respect to all Eligible Loans plus (ii) the Aggregate Unfunded Spread, by

(b)                                 the Aggregate Principal Balance of all Eligible Loans as of such date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Zero Coupon Obligation” means a Collateral Loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02.                                                        Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility

Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (h) any reference herein to the “knowledge of the Borrower” or a “Responsible Officer of the Borrower” (or words of similar import) shall be deemed to include the knowledge of the Servicer or a Responsible Officer of the Servicer, as the case may be..

Section 1.03.                                                        Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”.  Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed.  Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04.                                                        Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied.  The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)                                 All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)                                 For purposes of calculating the Coverage Test, except as otherwise specified in the Coverage Test, such calculations will not include (i) scheduled interest and principal payments on Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c)                                  For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than a Defaulted Collateral Loan or an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d)                                 Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e)                                  References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)                                   Except as otherwise provided herein, Ineligible Collateral Loans will (i) not be included in the calculation of the Collateral Quality Test or any Coverage Test and (ii) be treated as having a Principal Balance of zero.

(g)                                  For purposes of determining the Minimum Weighted Average Spread Test (and related computations of Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(h)                                 Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(i)                                     For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(j)                                    (i) Except as provided in clause (iii) below, for purposes of calculating compliance with the Coverage Test, any Collateral Quality Test or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral Loan or Eligible Investment under consideration for acquisition or disposition shall be used to determine compliance with the Coverage Test, any Collateral Quality Test or any Concentration Limitation and whether such acquisition or disposition is permitted hereunder, (ii) for purposes of calculating compliance with the Coverage Test under clause (i) above, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) upon settlement of the acquisition of a Collateral Loan (based on the purchase price therefor) and (y) the repayment of any Advance upon settlement of the disposition of a Collateral Loan (based on the sale price therefor) and (iii) for purposes of calculating the Borrowing Base in connection with the making or repayment of any Advance, such calculation shall be recalculated at the time when such Advance is made or repaid giving effect to the settlement of any Collateral Loan acquired or disposed of.

(k)                                 At any time when any one or more of the Concentration Limitations are exceeded, the Borrower (or the Servicer acting on its behalf) shall select (from among the Collateral Loans whose Aggregate Principal Balance causes such Concentration Limitations to be exceeded) the Collateral Loans, or portions thereof, to be allocated to the Excess Concentration Amount, and revise such allocations from time to time.

(l)                                     To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Collateral Agent, the Custodian, and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(m)                             Except as otherwise specified herein, any reference to a Collateral Loan held by a Permitted Subsidiary shall be deemed to be held by the Borrower and subject to all of the representations, covenants and other restrictions hereunder as if the Borrower owned such Collateral Loan directly and each reference to Collateral Loans herein shall be construed accordingly.

ARTICLE II
ADVANCES

Section 2.01.                                                        Revolving Credit Facility; Approval Requests

(a)                                 The Servicer, on behalf of the Borrower, shall, on or prior to the Business Day preceding the proposed trade date of each proposed acquisition of Collateral Loans (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Equityholder, or by an in-kind contribution of Collateral Loans contributed by the Equityholder), submit an asset approval request for such Collateral Loans through the Citi Velocity website located at www.citivelocity.com, any successor website notified by the Administrative Agent or by any other method acceptable to a successor Administrative Agent (such request, an “Approval Request”).  Such Approval Request may take the form of a standing list of assets for approval containing the characteristics of each such asset (other than purchase price), together with a notice of intention to trade containing the par amount, Bid Depth and purchase price of the Collateral Loan(s) being acquired delivered on or prior to the Business Day preceding the proposed trade date.

(b)                                 The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion (which approval may take the form of a standing list of pre-approved assets) and to request additional information regarding any proposed Collateral Loan.  The Administrative Agent shall promptly notify the Servicer and the Borrower in writing (including via email) whether each Approval Request has been approved or rejected (with a copy to the Collateral Agent).  If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Collateral Loan.

(c)                                  On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Borrowing Base as then in effect.  Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02.                                                        Making of the Advances

(a)                                 If the Borrower desires to make a Borrowing under this Agreement it shall give the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 10:00 a.m. on the date which is at least one (1) Business Day prior to the requested Borrowing Date.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed.  The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $1,000,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Collateral Loans or Revolving Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof).

The Administrative Agent shall notify each Lender of its receipt of such Notice of Borrowing by noon on the day of receipt thereof (or, if such day is not a Business Day, by noon on the next succeeding Business Day).

(b)                                 Each Lender shall, not later than 2:00 p.m. on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Administrative Agent in immediately available funds by disbursing such funds in USD in the Notice of Borrowing to the account of the Administrative Agent in accordance with the wiring instruction set forth in the notification of Notice of Borrowing delivered by the Administrative Agent to the Lenders pursuant to Section 2.02(a). Once each Lender has funded its Percentage of the applicable Requested Amount, the Administrative Agent shall make the Requested Amount available to the Borrower by disbursing such funds in USD in the Notice of Borrowing to the Principal Collection Account.

Section 2.03.                                                        Evidence of Indebtedness; Notes

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.  The Collateral Agent shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances outstanding with respect to each Lender.

(b)                                 Any Lender may request that its Advances to the Borrower be evidenced by a Note.  In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed.  Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

Section 2.04.                                                        Payment of Principal and Interest

The Borrower shall pay principal and Interest on the Advances and fees to the Lenders in accordance with the Priority of Payments as follows:

(a)                                 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)                                 Interest shall accrue at the Interest Rate on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest and Commitment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise each Lender and the Servicer thereof and shall send a consolidated estimated invoice of all such Interest and Commitment Fees to the Borrower on the third (3rd) Business Day prior to such Payment Date (provided that such estimate shall not preclude the final settlement of interest on such Payment Date or, if necessary, on the next Payment Date).

(c)                                  Accrued Interest on each Advance shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (x) with respect to any prepayment in full of the Advances Outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment.  Accrued Commitment Fees shall be payable in arrears on each Payment Date.

(d)                                 Subject in all cases to Section 2.04(e), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e)                                  Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.13, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive.  No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement.  It is understood that the foregoing provisions of this clause (e) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized.  It is further understood that the foregoing provisions of this clause (e) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.05.                                                        Prepayment of Advances

(a)                                 Optional Prepayments.  The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium, subject to Section 2.10; provided that the Borrower shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon two (2) Business Day prior to the date of such prepayment (provided that same day notice may be given to cure any non-compliance with the Coverage Test).  The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment.  Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed.  Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Coverage Test) shall in each case be in a principal amount of at least $100,000 or, if less, the entire outstanding principal amount of the Advances Outstanding or, in the case of any prepayment of Advances with the proceeds of a prepayment or repayment of principal of Collateral Loans, such lesser amount as is paid by the applicable Obligor in respect thereof.  If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory Prepayments.  The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments, including as applicable and without limitation, the Mandatory Amortization Amount applicable to each applicable Payment Date.  The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c)                                  Coverage Test Failure Payments.

(i)                                     In addition to any other obligation of the Borrower to cure any Coverage Test Failure pursuant to the terms of this Agreement, if any Coverage Test Failure exists, then the Borrower may eliminate such Coverage Test Failure in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Coverage Test Failure: (A) deposit cash in USD into the Principal Collection Account, (B) repay Advances (together with any breakage payments pursuant to Section 2.10 and all accrued and unpaid costs and expenses of the Agents, Custodian, Collateral Administrator, Securities Intermediary and the Lenders, in each case in respect of the amount so prepaid), (C) sell Collateral Loans in accordance with Article X, or (D) during the Reinvestment Period, pledge additional Collateral Loans as Collateral.

(ii)                                  In connection with the proposed repayment of Advances or pledge of additional Collateral Loans as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Servicer on its behalf) shall deliver in accordance with Section 2.05(a) (x) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged.

(iii)                               Until such time as any Coverage Test Failure has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Collateral Loan from the Collateral, other than (i) any transfer that complies with Section 10.01(a) or (ii) in connection with the settlement of purchases or sales of Collateral Loans committed to be acquired or sold by the Borrower prior to the occurrence of such Coverage Test Failure that have not yet settled.

(d)           Additional Prepayment Provisions.  Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06.                                                        Changes of Commitments

(a)           Automatic Reduction and Termination.

(i)            The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(ii)           Prior to the Commitment Termination Date, if, as of any Determination Date after the end of the Ramp-Up Period (or, if a Securitization Date has occurred, any Determination Date after the three-month anniversary thereof), the aggregate amount of the Commitments of all Lenders exceeds 133.33% of the Advances Outstanding as of such date, then at the election of the Administrative Agent, the aggregate amount of the Commitments of the Lenders shall be permanently reduced (pro rata, based on each Lender’s Percentage), without premium or penalty, to an aggregate amount equal to 133.33% of the Advances Outstanding as of such date.

(b)           Optional Termination or Reductions.  Prior to the Commitment Termination Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty, except as specified in Section 2.12(b), upon not less than three (3) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount (other than with respect to repayments of Advances outstanding made by the Borrower to eliminate a Coverage Test Failure) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances Outstanding at such time and (y) the Net Aggregate Exposure Amount.  Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender and shall, if applicable, be subject to the payment of the Prepayment Fee.

(c)           Effect of Termination or Reduction.  The Commitments of the Lenders once terminated or reduced may not be reinstated.  Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.                                                        Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law.  Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances Outstanding.

Section 2.08.                                                        Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date.  None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09.                                                        Increased Costs

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)           subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Affected Person or the London interbank market any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to the LIBOR Rate or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to the LIBOR Rate (or of maintaining its obligation to make any such Advance) or to increase the cost to such Affected Person or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.  If a Lender requests compensation by the Borrower under this Section 2.09, the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to the LIBOR Rate, until the event or condition giving rise to such request ceases to be in effect (in which case (x) all Advances of such Lender to be denominated in Dollars shall be made or continued by reference to the Base Rate and (y) such Lender shall have no obligation to make any Advances by reference to the LIBOR Rate); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)           Capital Requirements.  If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy or liquidity coverage), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.

(c)           Liquidity Support. If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.09, any Affected Person is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Person in connection with this Agreement or the funding or maintenance of Advances hereunder, then the Borrower shall pay to such Affected Person such additional amount or amounts as may be necessary to reimburse such Affected Person for any amounts payable or paid by it.

(d)           Certificates from Lenders.  A certificate of an Affected Person setting forth the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(e)           Delay in Requests.  Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10.                                                        Compensation; Breakage Payments

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the LIBOR Rate and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to the LIBOR Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the LIBOR Rate occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the LIBOR Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower.  A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.                                                        Illegality; Inability to Determine Rates

(a)           Notwithstanding any other provision in this Agreement, in the event of a Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Eurodollar Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Eurodollar Rate.

(b)           Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Eurodollar Rate pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Eurodollar Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)           If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Adjusted Eurodollar Rate with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Advances based on the Adjusted Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d)           Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Adjusted Eurodollar Rate, or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate.

Section 2.12.                                                        Fees

(a)           Commitment Fee.  On each Payment Date, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period from and including the Closing Date to and excluding the last day of the Reinvestment Period, of the product of (i) the Commitment Fee Rate, divided by 360 and (ii) the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b)           Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter.

Section 2.13.                                                        Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14.                                                        Default Interest

During the existence and continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders, all Obligations (other than principal and interest on the Advances, where the default rate is reflected in the Applicable Margin) shall bear interest at the Default Rate until rescinded by Required Lenders.  Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15.                                                        Payments Generally

(a)           All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid on behalf and at the direction of the Borrower (or the Servicer on behalf of the Borrower) by the Collateral Agent to the applicable recipient in immediately available funds, on each Payment Date in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment.  Each Lender shall provide wire instructions to the Borrower and the Collateral Agent.  Other than with respect to payments on a Payment Date, payments must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day to be remitted by the Collateral Agent on such Business Day to the Lenders; provided that payments received by the Collateral Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b)           Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance.  All computations made by the Collateral Agent, Collateral Administrator or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c)           All payments under the Facility Documents shall be made in USD.

Section 2.16.                                                        Replacement of Lenders

(a)           Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09 (each such Affected Person, a “Potential Terminated Lender”), (ii) the Borrower shall be required to reimburse any Affected Person for any Non-Excluded Taxes or pay any additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 12.03 (each such Affected Person, also a “Potential Terminated Lender”), (iii) any Lender is a Defaulting Lender (such Defaulting Lender, also, a “Potential Terminated Lender”) or (iv) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders (such non-consenting Lender, also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon written notice to the Administrative Agent and such Potential Terminated Lender, to require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 12.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 12.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(A)          such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.10 but subject to Section 2.17) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B)          in the case of any such assignment resulting from a claim for compensation under Sections 2.09 or 12.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C)          such assignment does not conflict with applicable Laws; and

(D)          in the case of an assignment based on clause (iv) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b)           Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder.  Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it and (iii) the Terminated Lender shall have no further Commitment hereunder.

(c)           No Lender shall be required to make any assignment or delegation pursuant to Section 2.16(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17.                                                        Defaulting Lenders.

(a)     Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender pursuant to Section 2.17(b), to the extent permitted by Applicable Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; fifth, so long as no Event of Default exists and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b)     Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18.                                                        Right of Setoff

The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Administrative Agent or any Lender may otherwise have, each of the Administrative Agent and the Lenders shall be entitled, at its option, to offset amounts owing by the Administrative Agent or such Lender, as the case may be, to the Borrower (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Administrative Agent or such Lender, as the case may be, under this Agreement that is not paid when due.

Section 2.19.                                                        Reserved

Section 2.20.                                                        Lending Offices; Changes Thereto

Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 1, one or more domestic or foreign lending offices (which, for this purpose, may include branches or Affiliates of the respective Lender) for the various Advances made by such Lender (including by designating a separate lending office (or Affiliate) to act as such); provided that, for designations made after the Closing Date to the extent such designation shall result in increased costs under Section 2.09 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder) and any designation of a lending office pursuant to this Section 2.20 shall not affect the obligation of the Borrower to repay any Obligations in accordance with the terms of this Agreement.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.                                                        Conditions Precedent to Initial Advances

The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)           each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)           one or more certificates of one or more Responsible Officers of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or board of managers or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(c)           true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement;

(d)           a certificate of a Responsible Officer of the Equityholder certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its general partner approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default or Servicing Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e)           proper financing statements, in acceptable form for filing on the Closing Date, under the UCC with the Delaware Secretary of State and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(f)            copies of proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction), if any, necessary to release all security interests and other rights (other than Permitted Liens) of any Person (other than the Collateral Agent) in the Collateral previously granted by the Borrower or any transferor;

(g)           legal opinions (addressed to each of the Secured Parties) of (i) counsel to the Borrower, the Servicer and the Equityholder, covering customary corporate matters, substantive nonconsolidation of the Borrower with the Servicer and the Equityholder, the true sale nature of any transfers to the Borrower of Collateral Loans from the Equityholder, and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii) counsel to the Collateral Administrator, the Collateral Agent and the Custodian, covering corporate matters and such other matters as the Administrative Agent and its counsel shall reasonably request;

(h)           the Equityholder shall have made (or substantially simultaneously or concurrently with the Closing Date shall make) an equity contribution to the Borrower (or shall be deemed to have made an equity contribution to the Borrower in the consideration of a portion of the purchase price for the initial Collateral Loans as provided in the Sale Agreement) in an amount sufficient, when combined with the proceeds of the initial Advance hereunder, to pay the purchase price for the initial Collateral Loans to be included in the Collateral and all fees and expenses in connection therewith;

(i)            evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established;

(j)            evidence that (i) all fees due and owing to the Administrative Agent and each Lender on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) the reasonable and documented fees and expenses of Winston & Strawn LLP, counsel to the Administrative Agent, and of counsel to the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated hereby, shall have been paid by the Borrower;

(k)           delivery of such Collateral (including any promissory note, executed assignment agreements and word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent received by the Borrower) as required under this Agreement shall have been effected;

(l)            the information required to be set forth in the Borrowing Base Calculation Statement and the Monthly Report in hard copy and in EXCEL or a comparable format; and

(m)          such other opinions, instruments, certificates and documents from the Borrower as the Administrative Agent or any Lender shall have reasonably requested.

Section 3.02.                                                        Conditions Precedent to Each Borrowing

The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment (or waiver by the Required Lenders) of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(g)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Loans or Revolving Collateral Loans then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section 8.05:

(a)           the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b)           immediately after the making of such Advance on the applicable Borrowing Date, the Coverage Test and the Collateral Quality Test shall be satisfied (or, in the case of the Collateral Quality Test, if the Collateral Quality Test was not satisfied immediately before the making of such Advance, the Collateral Quality Test is maintained or improved) (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing and certified by a Responsible Officer of the Borrower (or the Servicer on behalf of the Borrower));

(c)           each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)           no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance; and

(e)           the Borrower and the Servicer shall have received written notice from the Administrative Agent (with a copy to the Collateral Administrator), evidencing the approval of the Administrative Agent in its sole discretion, in accordance with clause (A) of the definition of “Eligible Loan”, of the relevant Collateral Loans to be added to the Collateral; and

(f)            after the making of such Advances and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit therein is at least equal to the Unfunded Reserve Required Amount.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.                                                        Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date, as of each applicable Borrowing Date and as of each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a)           Due Organization; Power and Authority.  The Borrower is a Delaware limited liability company, duly formed under the laws of its jurisdiction of organization, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)           Due Qualification and Good Standing.  The Borrower is validly existing and in good standing under the laws of its jurisdiction of organization.  The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)           Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability.  The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)           Non-Contravention.  None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law (including the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case, that are applicable to the Borrower), (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, constitute a default under, or permit the acceleration of any obligation or liability in, any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e)           Governmental Authorizations; Private Authorizations; Governmental Filings.  The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)            Compliance with Agreements, Laws, Etc.  The Borrower has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect.  The Borrower has preserved and kept in full force and effect its legal existence.  The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Without limiting the foregoing, neither the  Borrower nor, to the knowledge of the Borrower, any Affiliate (other than (1) investment funds (other than the Borrower) managed by the Servicer, any of its Affiliates or Bain Capital Credit, LP or (2) a Person whose Equity Securities were acquired by the Borrower in a workout of a Collateral Loan or by the Equityholder or one of its Subsidiaries in a workout of a commercial loan or debt obligation owned by the Equityholder or such Subsidiary) of the Borrower is (i) a country, territory, organization, person or entity named on a list of (or otherwise subject to sanctions by) the Office of Foreign Asset Control, U.S. Department of the Treasury (“OFAC”); (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “NonCooperative Jurisdiction” by the Financial

Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. The Borrower is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the PATRIOT Act.

(g)           Location.  The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule 8 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section 12.02).  The Borrower’s jurisdiction of organization is the jurisdiction referred to in Section 4.01(a).

(h)           Investment Company Act.  Assuming compliance by each of the Lenders and any participant with Section 12.06, neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i)            Volcker Rule. The transactions contemplated by this Agreement do not result in the Lenders holding an “ownership interest” in a “covered fund” for purposes of the Volcker Rule.

(j)            Taxes.  The Borrower has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(k)           Tax Status.  For U.S. federal income tax purposes, the Borrower is disregarded as an entity separate from its sole owner for U.S. federal income tax purposes, the Equityholder, within the meaning of Treasury Regulation Section 301.7701-3. The Equityholder is a United States Person within the meaning of Section 7701(a)(30) of the Code.

(l)            ERISA. Neither the Borrower nor any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(m)          Plan Assets.  The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA.  The Borrower has not taken, or omitted to take, any action which could result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA. Assuming that the assets of the Lenders, the Administrative Agent and the Collateral Agent are not deemed to be “plan assets” for purposes of Section 3(42) of ERISA, the Borrower has not taken, or omitted to take, any action which could reasonably be expected to result in the occurrence of any non-exempt Prohibited Transaction in connection with the transactions contemplated hereunder.

(n)           Solvency.  After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(o)           Material Adverse Effect.  Since its date of formation, no event or condition has occurred with respect to the Borrower that constitutes a Material Adverse Effect.

(p)           Exchange Act Compliance; Regulations T, U and X; Margin Regulations.  None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(q)           No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of any Responsible Officer of the Borrower, threatened against it, before any Governmental Authority having jurisdiction over it or its properties (i) asserting the invalidity of any of the Facility Documents, (ii) seeking to prevent the making of the Advances or the consummation of any of the transactions contemplated by the Facility Documents or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

(r)            Sanctions.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Responsible Officer of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate applicable Sanctions.

(s)            Special Purpose Provision.  The Borrower has complied in all material respects with its Constituent Documents and the activities described in Section 5.03 hereof.

(t)            Beneficial Ownership Certification.  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.02.                                                        Additional Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and each Measurement Date and as of each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows, as follows:

(a)           Information. Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby is true, complete and correct in all material respects as of the date such information is stated or certified.  Each Collateral Loan that is included in the Borrowing Base is an Eligible Loan.

(b)           Representations Relating to the Collateral.

(i)            The Borrower owns and has good and marketable and the sole legal and beneficial title to all Collateral Loans (other than with respect to the Closing Date Participation Interests which, in the case of title, is limited to beneficial title) and other Collateral free and clear of any Lien or claim of any Person, other than Permitted Liens;

(ii)           the Borrower has acquired its ownership in the Collateral Loans and other Collateral in good faith without notice of any adverse claim, other than Permitted Liens;

(iii)          other than Permitted Liens, the Borrower has not pledged, assigned or sold (except as otherwise permitted under the Facility Documents), granted a security interest in, or otherwise conveyed (except as otherwise permitted under the Facility Documents) any of the Collateral;

(iv)          the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties;

(v)           the Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower or any of its assets;

(vi)          the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii)         all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii)        this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix)          the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(x)           with respect to the Collateral that constitutes Security Entitlements:

(A)          all such Collateral has been and will have been credited to the applicable Covered Account;

(B)          the Securities Intermediary for each Covered Account has agreed to treat all assets credited to the Covered Accounts as Financial Assets; and

(C)          either (x) the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing)  or (y)(A) the Borrower has delivered to the Collateral Agent a fully executed Account

Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Agent relating to the Covered Accounts without further consent of the Borrower or (B) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent as the Person having a Security Entitlement against the Securities Intermediary in each of the Covered Accounts; and

(xi)          with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or within twenty (20) days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

Section 4.03.                                                        Representations and Warranties of the Equityholder and the Servicer

Bain Capital Specialty Finance, Inc., in its capacity as Equityholder and as Servicer, represents and warrants to each of the Secured Parties on and as of the Closing Date, as of each applicable Borrowing Date and as of each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a)           Due Organization.  It is a corporation duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)           Due Qualification and Good Standing.  It is in good standing in the State of Delaware.  It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)           Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability.  The execution and delivery by it, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby, are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)           Non-Contravention.  None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law (including the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case, that are applicable to the Equityholder), (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii)

result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) and (iii) above, where such conflicts, breaches, violations or defaults would not reasonably be expected to have a Material Adverse Effect.

(e)           Governmental Authorizations; Private Authorizations; Governmental Filings.  It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)            Compliance with Agreements, Laws, Etc.  It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect.  It has preserved and kept in full force and effect its legal existence.  It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Without limiting the foregoing, neither it nor, to its knowledge any of its Affiliates (other than (1) investment funds (other than the Borrower) managed by the Servicer, any of its Affiliates or Bain Capital Credit, LP or (2) a Person whose Equity Securities were acquired by the Borrower in a workout of a Collateral Loan or by the Equityholder or one of its Subsidiaries in a workout of a commercial loan or debt obligation owned by the Equityholder or one of its Subsidiaries) is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the PATRIOT Act.

(g)           Investment Company Act, Investment Advisers Act of 1940, Etc.  It is an externally managed, non-diversified closed-end investment company that has elected to be treated as a business development company under the Investment Company Act and has elected to be treated for U.S. federal income tax purposes as, and qualifies as, a regulated investment company under Subchapter M of the Code.

ARTICLE V
COVENANTS

Section 5.01.                                                        Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been paid in full and all Commitments hereunder have been terminated):

(a)           Compliance with Agreements, Laws, Etc.  It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b)           Enforcement.

(i)            It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments, consents, waivers and other modifications of Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)           It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Servicer and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Servicer hereunder.  Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto.  The Borrower will punctually perform, and use commercially reasonable efforts to cause the Servicer to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)           Further Assurances.  It shall promptly upon the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens).  At the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)           Financial Statements; Other Information.  It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent:

(i)            within 120 days after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending 2018), an annual report of the Equityholder containing an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets, and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis;

(ii)           within 60 days after the end of each of the first three quarters of each fiscal year of the Equityholder, an unaudited financial report of the Equityholder containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a market value report regarding the Equityholder’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)          within three Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv)          to the extent available to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, on or prior to date the Borrower commits to acquire a Collateral Loan, audited financial statements of the related Obligor for the two year period most recently ended with respect to the related Obligor;

(v)           to the extent available to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, the annual audited financial statements with respect to each Obligor, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Servicer (on behalf of the Borrower) as specified in the Related Documents;

(vi)          the portfolio monitoring report prepared by the Servicer with respect to each Obligor on a monthly basis (including covenant testing), which delivery shall be made no later than 30 days after the end of each month;

(vii)         to the extent available to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, copies of any material amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification; provided, however, that any amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan that would constitute a Material Modification shall be provided within five (5) Business Days following the date the Borrower or the Servicer receives a copy thereof;

(viii)        together with the financial statements delivered under clauses (i) and (ii) above, a certificate of a Responsible Officer of the Equityholder setting forth a calculation of the Tangible Net Worth and “asset coverage” (as defined in Section 18(h) of the Investment Company Act) of the Equityholder and its Subsidiaries as of the end of the most recently ended fiscal quarter related to such financial statements;

(ix)          on each Measurement Date, a Borrowing Base Calculation Statement;

(x)           copies of the underwriting and credit memos prepared by the Servicer with respect to each Obligor, on or prior to date the Borrower commits to acquire a Collateral Loan, and copies of any updates or amendments thereto, within five (5) Business Days after such updates or amendments become available;

(xi)          within five (5) Business Days after request therefor, such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the Coverage Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request;

(xii)         within five (5) Business Days after a Responsible Officer of the Borrower obtains knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s obligations under any Related Document with respect to any Collateral (or portion thereof) or (B) could reasonably be expected to have a Material Adverse Effect;

(xiii)        within five (5) Business Days after a Responsible Officer of the Borrower obtains knowledge thereof, any event that would cause any Collateral Loan to become a Defaulted Collateral Loan; and

(xiv)        within five (5) Business Days after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event.

Notwithstanding the foregoing, the requirement to deliver financial statements set forth in Section 5.01(d)(i) and Section 5.01(d)(ii) will be satisfied at any such time as such financial statements are appropriately filed with the SEC, if applicable, and notice of such posting is provided to the Administrative Agent through e-mail or upon receipt of such information through e-mail (with confirmation of receipt) or another delivery method acceptable to the Administrative Agent.

(e)           Access to Records and Documents.  It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designees and provided, further, that an officer or employee of the Borrower or the Servicer shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Borrower’s accountants, on the other hand.  The Administrative Agent shall provide two (2) Business Days’ prior notice to the Borrower and the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)            Use of Proceeds.  It shall use the proceeds of each Advance made hereunder solely:

(i)            to fund or pay the purchase price of Eligible Loans or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii)           to fund additional extensions of credit under Delayed Drawdown Collateral Loans and Revolving Collateral Loans held by the Borrower in accordance with the terms of this Agreement;

(iii)          to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.05 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account under Section 8.05); and

(iv)          not more than one (1) time during each Collection Period, to make Restricted Payments to the Equityholder or to make deferred purchase price payments to the Equityholder in respect of Collateral Loans previously contributed by the Equityholder to the Borrower; provided that with respect to each such Restricted Payment or deferred purchase price payment, both immediately before and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Coverage Test Failure shall have occurred and be continuing.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g)           Information and Reports.  Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(h)           No Other Business.  The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(i)            Tax Matters.  The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction.  Notwithstanding any contrary agreement or understanding, the Equityholder, the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.  The foregoing provision shall apply from the beginning of discussions between the parties.  For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.  For U.S. federal income tax purposes, the Borrower shall remain disregarded as an entity separate from its sole owner, the Equityholder, within the meaning of Treasury Regulation Section 301.7701-3. The Equityholder shall remain a United States Person within the meaning of Section 7701(a)(30) of the Code.

(j)            Collections.  The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the Collection Account.

(k)           Priority of Payments.  The Borrower shall instruct in writing (or cause the Servicer to instruct in writing) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l)            Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder shall be effected pursuant to the Sale Agreement and subject in all respects to the terms and conditions set forth therein.

(m)          Assignment of Closing Date Participation Interests. As soon as practicable, but in no event later than (i) in the case of each Partially-Participated Asset, March 31, 2019 with respect to at least 75% in Aggregate Principal Balance of Collateral Loans that are Partially-Participated Assets (and the remainder of such Partially-Participated Assets no later the date that is sixty (60) days after the Closing Date) and (ii) in the case of each other Closing Date Participation Interest, the date this is seventy-five (75) days after the Closing Date (or, in each case, such longer period to which the Administrative Agent may agree)), the Borrower shall deliver to the Custodian and the Administrative Agent a copy of the fully executed assignment agreement assigning the Collateral Loans related to the Closing Date Participation Interests directly to the Borrower, certified by an officer of the Borrower (or the Servicer on behalf of the Borrower) and written evidence satisfactory to the Administrative Agent that the Borrower is recognized as the owner of record by the related administrative agent in respect of the Related Documents.

(n)           Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purpose of compliance with the Beneficial Ownership Regulation.

(o)           Delivery of Additional Information. The Borrower shall deliver to the Administrative Agent or any Lender (i) promptly following any request therefor, any information and documentation reasonably requested by the Administrative Agent or such Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, and (ii) prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or such Lender that would result in a change to the list of beneficial owners identified in such certification.

Section 5.02.                                                        Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been paid in full and all Commitments hereunder have been terminated):

(a)           Restrictive Agreements.  It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b)           Liquidation; Merger; Sale of Collateral.  It shall not consummate any plan of liquidation, division, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, division, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)           Amendments to Constituent Documents, Etc.  Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)           Liens.  It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e)           Margin Requirements; Covered Transactions.  It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f)            Changes to Filing Information.  It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives ten (10) days’ prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g)           Transactions with Affiliates.  It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision).  The foregoing covenant (i) shall not apply to the execution, delivery and performance of the Facility Documents or the Borrower’s Constituent Documents, (ii) shall not prohibit the Borrower from making Restricted Payments permitted under Section 5.02(r) and (iii) shall not prohibit the Equityholder from transferring Collateral Loans, Cash or other assets to the Borrower in whole or in part as a capital contribution to the Borrower.

(h)           Subject Laws.  It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(i)            No Claims Against Advances.  Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(j)                                    Indebtedness; Guarantees; Securities; Other Assets.  It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents or (ii) pursuant to customary indemnification, expense reimbursement, funding obligations and similar provisions under the Related Documents.  The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

(k)                                 Validity of this Agreement.  It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority perfected security interest (subject to Permitted Liens) in the Collateral.

(l)                                     Subsidiaries.

(i)                                     It shall not have or permit the formation of any Subsidiaries, other than Permitted Subsidiaries; provided, that to the extent any such Subsidiary is formed, the Borrower shall (A) cause such Permitted Subsidiary to provide the Administrative Agent with such security documents and joinders to the Facility Documents (including security documents with respect to any real property of such new Subsidiary and, if applicable, any foreign law pledge agreements), appropriate financing statements and, with respect to all property subject to a mortgage or deed of trust, fixture filings, all in form and substance reasonably satisfactory to the Administrative Agent (including being sufficient to grant the Collateral Agent a first priority perfected Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary) and (B) provide to the Administrative Agent appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Permitted Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and all other documentation, including one or more opinions of counsel satisfactory in form and substance to the Administrative Agent, if requested by the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all real property subject to a Lien).

(ii)                                  The Borrower shall ensure that each Permitted Subsidiary (1) is wholly-owned by the Borrower, (2) will not sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist) any part of its assets, except in compliance with the Borrower’s rights and obligations under this Agreement and with such Subsidiary’s Constituent Documents, (3) will be subject to the limitations on powers set forth in the organizational documents of the Borrower, (4) will not have any Subsidiaries other than Permitted Subsidiaries, (5) will comply with Articles III through VIII and X through XII hereof (mutatis mutandis) as if it were named as the Borrower in said Articles (and such Permitted Subsidiary and its assets shall be subject to such Articles accordingly (other than any requirement to deliver separate financial statements and calculations), (6) will not incur or guarantee any indebtedness except the Obligations and indebtedness with respect to which the Borrower is the sole creditor, (7) will include in its Constituent Documents, (A) recourse with respect to the costs, expenses or other liabilities of such Permitted Subsidiary shall be solely to the assets of such Permitted Subsidiary and no creditor of such Permitted Subsidiary shall have any recourse whatsoever to the Borrower or its assets except to the extent otherwise required under applicable law, and (B) a limitation on its business such that it may only engage in (x) the acquisition of assets permitted under this Agreement and the disposition of such assets and the distribution of proceeds of such dispositions (net of applicable taxes and expense payable by such Permitted Subsidiary) to the Borrower (and activities ancillary thereto) or (y) the management of a Permitted Subsidiary, (8) will distribute (including by way of interest payment) 100% of the proceeds of the assets acquired by it (net of applicable taxes and expenses payable by such Subsidiary) to the Borrower, and the Borrower will ensure that 100% of the shares of stock and all other equity interests in each Permitted Subsidiary are pledged to the Collateral Agent hereunder, (9) will not acquire or hold title to any real property or a controlling interest in any entity that owns real property and (10) shall not be entitled to petition or take any other steps for the winding up or bankruptcy of the Borrower and shall not have any claim in respect to any assets of the Borrower.

(iii)                               Any document, agreement, or instrument executed or issued pursuant to this Section shall be a Facility Document.  No amendment, consent or waiver of any such Facility Document shall be permitted without the consent of the Administrative Agent.

(iv)                              Nothing in clause (i)(A) above shall apply to any Obligor that becomes a Subsidiary of the Borrower in connection with a work-out or restructuring of a Collateral Loan or a bankruptcy of the related Obligor.

(m)                             Name.  It shall not conduct business under any name other than its own.

(n)                                 Employees.  It shall not have any employees (other than officers and directors to the extent they are employees).

(o)                                 ERISA. Neither it nor any member of its ERISA Group shall establish any Plan or Multiemployer Plan.

(p)                                 Non-Petition.  The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Servicer) purchase or sale terms or which are documented using customary (as determined by the Servicer) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Collateral Loans and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

(q)                                 Certificated Securities.  The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Servicer).

(r)                                    Restricted Payments. The Borrower shall not make any Restricted Payments other than (i) with respect to amounts received by the Borrower in accordance with Section 9.01 (in the case of Interest Proceeds and Principal Proceeds) or any other provision of this Agreement or the Facility Documents which expressly requires or permits payments to be made to or amounts to be reimbursed to the Equityholder, (ii) amounts distributed by the Borrower in connection with the acquisition or substitution, as applicable, of Collateral Loans from the Equityholder in accordance with Article X or (iii) as permitted by Section 5.01(f)(iv).

(s)                                   Loans to Permitted Subsidiaries.  The Borrower shall not make any loan, advance or contribution to any Permitted Subsidiary except to pay the fees and expenses of a Permitted Subsidiary in accordance with and subject to the terms of this Agreement; provided that no proceeds of Advances hereunder shall be used to pay such fees and expenses.

Section 5.03.                                                        Affirmative Covenants of the Equityholder and the Servicer

Bain Capital Specialty Finance, Inc., in its capacity as Equityholder and as Servicer, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been paid in full and all Commitments hereunder have been terminated):

(a)                                 Compliance with Agreements, Laws, Etc.  It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out (A) its business and (B) the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of clause (v)(A), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Information and Reports.  Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by the Servicer to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(c)                                  Notice of Default.  Within three Business Days after a Responsible Officer of the Servicer obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, the Servicer shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Servicer setting forth the details thereof and the action which the Servicer is taking or proposes to take with respect thereto; provided that the Servicer shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default or Event of Default pursuant to Section 5.01(c).

(d)                                 Access to Records and Documents.  It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default or Servicing Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designees; provided, further, that an officer or employee of the Servicer shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Servicer’s accountants, on the other hand.  The Administrative Agent shall provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Any such visit and inspection shall be made simultaneously with any visit and inspection pursuant to Section 5.01(e).

Section 5.04.                                                        Negative Covenant of the Equityholder and the Servicer

Bain Capital Specialty Finance, Inc., in its capacity as Equityholder and as Servicer, covenants and agrees that, until the Final Maturity (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been paid in full and all Commitments hereunder have been terminated), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

Section 5.05.                                                        Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement:

(a)                                 The Borrower shall maintain its accounts, books, accounting and other records separate from those of any other Person, except that the accounts of the Borrower may be included in the consolidated financial statements of the Equityholder as required by GAAP or applicable law.

(b)                                 The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c)                                  The Borrower shall pay its own debts, liabilities and expenses only out of its own assets as the same shall become due; provided that the Borrower may share overhead expenses with another Person so long as such expenses are allocated fairly and reasonably between the Borrower and such other Person.

(d)                                 The Borrower has observed, and shall observe in all material respects all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its Constituent Documents in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(e)                                  The Borrower shall have at least one Independent Manager at all times.

(f)                                   The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except as permitted by or pursuant to the Facility Documents.

(g)                                  The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person, shall not identify itself as a division of any other Person and shall correct any known misunderstanding regarding its separate identity; provided that the assets, liabilities and operating results of the Borrower may be consolidated for accounting purposes and included in consolidated financial statements of the Equityholder as required by GAAP or applicable law.

(h)                                 The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(i)                                     Any transaction between the Borrower and its Affiliates (other than any Permitted Subsidiary) shall be on arm’s-length terms.

(j)                                    Except as provided in the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(k)                                 Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Equityholder, its Affiliates or any other Person (except for equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Loan or any exchange offer, work-out or restructuring of a Collateral Loan or otherwise form, acquire or own any subsidiary, own any other entity, or make any investment in any Person, except as permitted by the Facility Documents).

(l)                                     The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(m)                             The Borrower shall make no transfer of its Collateral Loans or to the fullest extent permitted by law, engage in any dissolution liquidation, merger or sale of all or substantially all of its assets, except as permitted by or pursuant to the Facility Documents.

(n)                                 The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under Applicable Law or is not permitted to file its own tax returns separate from those of any other Person.

(o)                                 The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(p)                                 The Borrower shall maintain adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the Equityholder to make additional capital contributions.

(q)                                 The Borrower shall at all times be organized as a single-purpose entity with Constituent Documents substantially similar to those in effect on the Closing Date.

(r)                                    The Borrower shall not incur or assume any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations, except for accrued expenses and payables in the ordinary course of its business which are paid when due.

(s)                                   The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all respects.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01.                                                        Events of Default

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                 a default in the payment, when due and payable, of any interest on or Commitment Fee in respect of the Advances and such default has not been cured within two (2) Business Days after the due date of such payment; or

(b)                                 (i) the Borrower fails to repay the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) in full on the Final Maturity Date or (ii) the failure to make payment of the Mandatory Amortization Amount on the applicable Payment Date and such default has not been cured within two (2) Business Days after the due date of such payment; or

(c)                                  (i) the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, an “investment company” under the Investment Company Act or (ii) the transactions contemplated by this Agreement result in the Lenders holding an “ownership interest” in a “covered fund” under the Volcker Rule; or

(d)                                 except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any material covenant or agreement of the Borrower, the Equityholder or the Servicer under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower, the Equityholder or the Servicer made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days (provided that breaches of Sections 5.01(a)(ii), 5.01(c), 5.01(d)(i), (ii), (iii) and (viii), 5.01(e), 5.01(f), 5.02, 5.03, 5.04(b) and 5.05 shall not have any cure period) after the earlier of (i) written notice to the Borrower and the Equityholder (which may be by e-mail) by either Agent, and (ii) actual knowledge of a Responsible Officer of the Borrower, the Equityholder or the Servicer, as applicable; or

(e)                                  the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower (exclusive of judgment amounts fully covered by insurance), and the Borrower shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof; or

(f)                                   the Borrower shall have made payments of amounts in excess of $500,000 in settlement of any litigation, claim or dispute (exclusive of settlement amounts fully covered by insurance); or

(g)                                  an Insolvency Event relating to the Borrower, the Equityholder or the Servicer occurs; or

(h)                                 (i) any material provision of any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be legally valid, binding and enforceable, (ii) the Borrower, the Equityholder or the Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document (including, for the avoidance of doubt, as provided in Section 5.02(k)(ii)); or

(i)                                     (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days; or

(j)                                    a Change of Control occurs; or

(k)                                 a Servicing Default occurs; or

(l)                                     (i) failure of the Borrower to maintain at least one Independent Manager (it being understood that the Borrower shall not be in violation of the requirement to have at least one Independent Manager after the earlier of an Independent Manager resigning or becoming deceased so long as a new Independent Manager is appointed within 30 days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service identified in clause (b) of the definition of “Independent Manager” or such other service reasonably acceptable to the Required Lenders shall be appointed without the consent of the Required Lenders or (iv) the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or

(m)                             any Monthly Report, Payment Date Report or Borrowing Base Calculation Statement shall fail to be delivered when due and such failure shall continue for five (5) Business Days; or

(n)                                 [reserved]; or

(o)                                 the Borrowing Base Test shall not be satisfied and such failure shall continue for three (3) Business Days; or

(p)                                 the occurrence of any material adverse development with respect to the Borrower, the Servicer or the Equityholder that has impaired or is reasonably expected to impair such Person’s ability to perform its obligations under this Agreement or under any of the other Facility Documents and such impairment has or is reasonably expected to be materially adverse to the interests of the Secured Parties, in each case in the good faith commercially reasonable judgment of the Administrative Agent and which has not been waived pursuant to Section 12.01; or

(q)                                 [reserved]; or

(r)                                    the Borrower shall on any date fail to have a Tangible Net Worth at all times of at least $500,000,000; or

(s)                                   the “asset coverage” (as defined in Section 18(h) of the Investment Company Act) of the Equityholder is less than 150% (or any more restrictive asset coverage ratio to which the Equityholder is subject under Applicable Law); or

(t)                                    the Borrower, the Equityholder or the Servicer shall assign any of its rights or obligations under this Agreement or any Facility Document to any Person without first obtaining the specific written consent of the Administrative Agent and (x) in the case of the Borrower and the Equityholder, each Lender or (y) in the case of the Servicer, the Required Lenders, which consent may in each case be withheld in their sole and absolute discretion.

For the avoidance of doubt, references to Borrower in this Section 6.01 shall be deemed to include any Permitted Subsidiary.

Section 6.02.                                                        Remedies.

(a)                                 Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower (with a copy to the Collateral Agent and the Servicer), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (g) of Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

(b)                                 Upon the occurrence and during the continuance of an Event of Default or a Servicing Default, Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, deliver written notice to the Servicer of the exercise of the right to direct the Servicer or any other control rights with respect to the Collateral including: (u) the exercise of the Servicer’s rights and obligations under the Facility Documents (including the right to direct the Servicer to exercise such rights), including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans; (v) the termination of the Servicer’s rights to exercise any rights or take any action with respect to the Collateral; (w) the transfer of the Servicer’s rights and obligations under the Facility Documents to a successor Servicer; (x) if the Servicer is not terminated or otherwise replaced in accordance with this Agreement, to require the Servicer to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) if the Servicer is not terminated or otherwise replaced in accordance with this Agreement, to require the Servicer to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Servicer to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent.

(c)                                  Power of Attorney.

(i)                                     The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document, (v) [reserved] and (vi) to exercise directly the Servicer’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b), if and to the extent that the Servicer has not complied with any direction given by the Administrative Agent in accordance with this Agreement within three (3) Business Days after the Business Day on which such direction was given to the Servicer; provided that no such direction or lapse of time shall be required after the occurrence and during the continuance of a Servicing Default. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(ii)                                  No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (c)(i) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (c)(i), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by Applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (c)(i) is coupled with an interest and may not be revoked or canceled by the Borrower until all Obligations of the Borrower under the Facility Documents have been paid in full and the Administrative Agent has provided its written consent thereto.

(iii)                               Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.02(c) shall only be exercisable after the occurrence and during the continuance of an Event of Default or an event of default under any other Facility Document; provided that the power of attorney granted pursuant to Section 6.02(c)(i)(v) shall exercisable by the Administrative Agent at any time and from time to time.

ARTICLE VII
PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01.                                                        Grant of Security

(a)                                 The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)                                     all Collateral Loans and Related Documents, both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)                                  each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)                               all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Collateral Loans;

(iv)                              each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity) and all security interests and pledges granted in favor of the Borrower, including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)                                 all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee) or granted to the Borrower under any Facility Document;

(vi)                              all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii)                           all securities, loans and investments, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each Subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(viii)                        all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix)                              all Proceeds of any and all of the foregoing.

(b)                                 All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02.                                                        Release of Security Interest

If and only if all Obligations (other than unasserted contingent obligations) have been paid in full and all Commitments have been terminated and the Administrative Agent has provided notice of the same to the Collateral Agent, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral.  The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately and automatically terminate without further act, the Administrative Agent shall promptly provide notice of the same to the Collateral Agent, and the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence such termination.  Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03.                                                        Rights and Remedies

The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (a) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (b) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (c) take control of the Proceeds of any such Collateral; (d) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (e) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (f) enforce the Borrower’s rights and remedies with respect to the Collateral; (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (h) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (i) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (j) make copies of all books, records and documents relating to the Collateral; and (k) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.  In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee.  For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact after the occurrence and during the continuance of an Event of Default (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid (other than unasserted contingent obligations)), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04.                                                        Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05.                                                        Related Documents

(a)                                 Each of the Borrower and the Servicer hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the

Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)                                 The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.  In addition, in accordance with this Agreement, promptly (and in any event within five (5) Business Days) following its acquisition of any Collateral Loan, the Borrower shall deliver to the Custodian the Required Loan Documents.

Section 7.06.                                                        Borrower Remains Liable

(a)                                 Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)                                 No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07.                                                        Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a)                                 grant security more effectively on all or any portion of the Collateral;

(b)                                 maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c)                                  perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d)                                 enforce any of the Collateral or other instruments or property included in the Collateral;

(e)                                  preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)                                   pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within ten (10) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Collateral Agent as its agent to prepare and file such instrument and take such action required pursuant to this Section 7.07. The Borrower further authorizes the Collateral Agent to file UCC-1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” (or words of similar effect) as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, not earlier than six (6) months and not later than one (1) month prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to this Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

ARTICLE VIII
ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01.                                                        Collection of Money

Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent (or the Required Lenders acting through the Administrative Agent) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral.  The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement.  Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution.  Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Servicer for convenience in administering the Covered Account or the Collateral.

Section 8.02.                                                        Collection Account

(a)                                 In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian two segregated, non-interest bearing trust accounts, one of which will be designated the “Interest Collection Account” and one of which will be designated the “Principal Collection Account” (collectively, the “Collection Account”), which shall be maintained with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent.  The Collateral Agent shall from time to time deposit into the Interest Collection Account promptly upon receipt thereof all Interest Proceeds received by the Collateral Agent and identified as such by the Servicer.  The Collateral Agent shall from time to time deposit into the Principal Collection Account promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.05) received by the Collateral Agent and identified as such by the Servicer.  All funds deposited from time to time in the Collection Account pursuant to this

Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided.

(b)                                 At any time when reinvestment is permitted pursuant to Article X, the Servicer on behalf of the Borrower (subject to compliance with Article X) may, by delivery of written instructions (which may be by email) of a Responsible Officer of the Servicer to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such instructions.  If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Servicer (on behalf of the Borrower) may, by delivery of written instructions (which may be by email) of a Responsible Officer of the Servicer to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds and remit such funds as so directed by the Servicer to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(c)                                  The Collateral Agent shall transfer to the Payment Account from the Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03.                                                        Payment Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated, non-interest bearing trust account, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent.  Except as provided in Section 9.01, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement.  The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement and the Priority of Payments.

Section 8.04.                                                        Custodian Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated, non-interest bearing trust account, which shall be designated as the “Custodian Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement, to which any Collateral shall be credited by the Securities Intermediary and which shall be subject to the Lien of the Collateral Agent.

Section 8.05.                                                        The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated, non-interest bearing trust account, which shall be designated as the “Unfunded Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent.  The only permitted deposits to or withdrawals from the Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

On the date of acquisition by the Borrower of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan and any Payment Date, the Servicer shall instruct the Collateral Agent to withdraw funds from the Principal Collection Account for deposit into the Unfunded Reserve Account, such that the sum of the amount of funds on deposit in the Unfunded Reserve Account shall be equal to or greater than an amount (the “Unfunded Reserve Required Amount”) equal to:

(a)                                 at all times during the Reinvestment Period:

(i)                                     the aggregate unfunded commitments in respect of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans, multiplied by

(ii)                                  100% minus the product of the Advance Rate then in effect times the Original Asset Value (expressed as percentage of par); and

(b)                                 on the Commitment Termination Date and at all times thereafter, the sum of:

(i)                                     the aggregate unfunded commitments in respect of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans, plus

(ii)                                  the aggregate amount of funds needed to settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period that have not yet settled.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Unfunded Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Loan or Revolving Collateral Loan), then available Principal Proceeds and finally, borrowing of Advances under Section 2.01.  Prior to or immediately after the occurrence of the Commitment Termination Date (other than a Commitment Termination Date following the occurrence of an Insolvency Event with respect to the Borrower), the Borrower shall request a final Borrowing in an amount sufficient to fund the Unfunded Reserve Required Amount; provided that after giving effect to such Borrowing, the Coverage Test shall be satisfied.  After the Commitment Termination Date, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Unfunded Reserve Account, then available Principal Proceeds.

During the Amortization Period, Principal Proceeds received by the Borrower (or the Servicer on its behalf) in respect of Revolving Collateral Loans (to the extent not accompanied by a permanent reduction in the related commitments) shall be deposited by the Borrower (or the Servicer on its behalf) into the Unfunded Reserve Account to the extent the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount.

Amounts on deposit in the Unfunded Reserve Account will be available solely to cover drawdowns on Delayed Drawdown Collateral Loans and Revolving Collateral Loans and settle purchases of Delayed Drawdown Collateral Loans and Revolving Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Unfunded Reserve Required Amount, the Collateral Agent shall remit such excess to the Principal Collection Account.  In addition, following the occurrence of an Event of Default, funds in the Unfunded Reserve Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Account at the direction of the Administrative Agent.

Section 8.06.                                                        [Reserved]

Section 8.07.                                                        Account Control Agreement.

The provisions of Sections 8.02, 8.03, 8.04, 8.05 and 8.06 are subject to the terms of the Account Control Agreement.

Section 8.08.                                                        Funds in Covered Accounts; Reports by Collateral Agent

(a)                                 By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account and the Unfunded Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If, prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Servicer within three (3) Business Days after transfer of any funds to such accounts and shall invest in Eligible Investments that mature overnight until it shall receive written instructions from the Servicer. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such funds as fully as practicable in Eligible Investments maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Account. Absent its timely receipt of such instruction from the Servicer or Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b)                                 The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.  All Covered Accounts shall remain at all times with the Custodian.

(c)                                  The Collateral Administrator shall supply, in a timely fashion, to the Borrower and the Servicer any information regularly maintained by the Collateral Administrator that the Borrower or the Servicer may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Administrator and required to be provided by Section 8.09 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer.  The Collateral Administrator shall promptly forward to the Servicer copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan.

Section 8.09.                                                        Accountings

(a)                                 Monthly.  Not later than the seventeenth (17th) day of each calendar month (other than the months for which a Payment Date Report is delivered) (the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Equityholder a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Servicer and provided to the Collateral Administrator for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.09.  The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Servicer on its behalf), and the Administrative Agent).  The Borrower shall provide (or cause to be provided) the Data File no later than ten (10) Business Days following the Monthly Reporting Date.  As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be ten (10) Business Days prior to the Monthly Reporting Date.  The first Monthly Report shall be delivered on March 17, 2019 and shall be determined with respect to the Monthly Report Determination Date that is March 4, 2019. The Monthly Report for a calendar month shall be in a form reasonably acceptable to the Borrower, the Servicer, the Equityholder and the Administrative Agent and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

(b)                                 Payment Date Accounting.  The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents and the Equityholder not later than the second Business Day preceding the related Payment Date.  The Payment Date Report shall be in a form reasonably acceptable to the Borrower, the Servicer, the Equityholder and the Administrative Agent and shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report (or, in respect of the first Payment Date Report, from the Closing Date) unless previously disclosed under Section 5.01(d)(vii) or 8.09(a).

The first Payment Date Report shall be delivered on April 15, 2019, shall be determined with respect to the Determination Date that is April 3, 2019, and shall be used in connection with the payments to be made on the Payment Date that is April 17 2019.

(c)                                  Failure to Provide Accounting.  If the Collateral Agent shall not have received any accounting provided for in this Section 8.09 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Borrower, who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to Article XV hereof to compile and provide the information and reports to be provided in this Section 8.09.

Section 8.10.                                                        Release of Collateral

(a)                                 If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Servicer delivered to the Collateral Agent at least one (1) Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such Collateral is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Servicer in such certificate; provided that the Collateral Agent may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that the Collateral Agent will not be deemed to have notice of an Event of Default unless it has received written notice thereof.

(b)                                 The Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Servicer, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)                                  As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of a Collateral Loan in the applicable Collection Account as instructed by the Servicer, unless simultaneously applied to the purchase of additional Collateral Loans as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)                                 The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower (and acknowledged by the Administrative Agent) certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied (other than unasserted contingent obligations), execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)                                  Any security, Collateral Loan or amounts that are released pursuant to Section 8.10(a) or (b) shall be automatically released from the Lien of this Agreement.

Any direction received by the Collateral Agent on or prior to 12:00 noon on any Business Day shall be effective on such Business Day and any direction received by the Collateral Agent after 12:00 noon on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

Section 8.11.                                                        Reports by Independent Accountants

(a)                                 The Servicer will appoint a firm of independent certified public accountants, independent auditors or independent consultants specializing in securitization transactions (together with its successors, the “Independent Accountants”), in each case reasonably acceptable to the Administrative Agent, for purposes of reviewing and delivering the reports of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Servicer.  The Servicer may remove any firm of Independent Accountants at any time upon notice to, but without the consent of, the Administrative Agent.  Upon any resignation by such firm or removal of such firm by the Servicer, the Servicer shall promptly appoint, by a certificate of a Responsible Officer of the Servicer delivered to the Agents, a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized standing, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Servicer.  The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b)                                 The Servicer will cause the Independent Accountants to furnish to the Administrative Agent (with a copy to the Collateral Agent) within 120 days of the end of each fiscal year of the Borrower (starting with the fiscal year ending 2019), to the effect that such firm conducted an audit consistent with Statement on Auditing Standards No. 70 with respect to the reporting delivered hereunder, to assist the Administrative Agent in determining that the Monthly Reports and Payment Date Reports for the related fiscal year were prepared, and the Servicer’s and the Collateral Agent’s performance hereunder was, in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Servicer and/or the Collateral Agent thereto).  Such reports pursuant to this clause (b) shall be at the expense of the Borrower.

(c)                                  In the event the Independent Accountants appointed pursuant to clause (b) above require the Collateral Agent, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements of such Independent Accountants, or sign any agreement in connection therewith, the Collateral Agent, as applicable, shall, upon direction from the Borrower (or the Servicer on behalf of the Borrower), so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Collateral Agent may require the delivery of a written direction to the execution of any such agreement required for the delivery of any report or statement of such Independent Accountants to the Collateral Agent under this Agreement. Upon direction from the Borrower (or the Servicer on behalf of the Borrower), the Collateral Agent shall be authorized, without liability on its part, to execute and deliver any such agreement with such Independent Accountants, which agreement, to the extent so directed by the Borrower (or the Servicer on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report or statement issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements or other information or documents provided to it by such Independent Accountants.

ARTICLE IX
APPLICATION OF FUNDS

Section 9.01.                                                        Disbursements of Funds from Collection Account

(a)                                 Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts from the Collection Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”):

(i)                                     On each Payment Date, Interest Proceeds on deposit in the Interest Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)                               (1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent, Custodian and Collateral Administrator incurred in connection with any sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; and (2) second, to pay other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (2) shall not exceed the Administrative Expense Cap for such Payment Date;

(B)                               (1) so long as no Default, Event of Default or Servicing Default has occurred and is continuing or would reasonably be expected to result therefrom, to the Servicer to pay the Servicing Fee, plus any Servicing Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Servicer elects to defer such current or previously due Servicing Fee pursuant to this Agreement and (2) after the occurrence and during the continuance of a Default, an Event of Default or a Servicing Default or if such event would reasonably be expected to result therefrom, at the election of the Administrative Agent in its sole discretion, any amounts described in the foregoing clause (B)(1) shall be payable pursuant to clause (K) below;

(C)                               to each Lender, to pay accrued and unpaid Interest on the Advances, Commitment Fees and Prepayment Fees due to each such Lender and amounts payable to each such Lender under Section 2.10;

(D)                               to the Administrative Agent, to pay any amounts and indemnities payable to the Administrative Agent pursuant to the Facility Documents;

(E)                                to the Lenders (or related indemnified parties) to pay any fees, expenses and other amounts payable by the Borrower under any Facility Document;

(F)                                 (1) during the Reinvestment Period, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount required to cure any Coverage Test Failure; and (2) after the occurrence and during the continuance of an Event of Default, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(G)                               during the Amortization Period, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount equal to the Mandatory Amortization Amount for such Payment Date;

(H)                              to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause;

(I)                                   for deposit into the Unfunded Reserve Account until the amounts on deposit therein are equal to the Unfunded Reserve Required Amount;

(J)                                   to pay all other Obligations then due and owing (other than Advances Outstanding), including accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 12.03;

(K)                               after the occurrence and during the continuance of a Default, an Event of Default or a Servicing Default to the payment of amounts referred to in clause (B) above, to the extent not paid in full pursuant to such clause;

(L)                                during the Reinvestment Period, the remainder to be allocated at the discretion of the Servicer (in written notice to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (1) to the Principal Collection Account for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans, (2) to prepay the

Advances, (3) for deposit into the Unfunded Reserve Account or (4) to the Borrower or its designee, which amounts may be distributed to the Equityholder; and

(M)                            during the Amortization Period, to be allocated at the discretion of the Servicer (in written notice to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (1) to prepay the Advances or (2) so long as no Default or Event of Default has occurred and is continuing, to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(ii)                                  On each Payment Date, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, Principal Proceeds on deposit in the Principal Collection Account to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)                               to the payment of unpaid amounts under clauses (A) through (G) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B)                               during the Reinvestment Period, at the discretion of the Servicer, all remaining amounts shall be allocated to any one or more of the following payments: (1) to the Principal Collection Account for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans or (2) for deposit into the Unfunded Reserve Account; and

(C)                               during the Amortization Period, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full; provided that if the amount on deposit in the Unfunded Reserve Account equals or exceeds the amount of outstanding Advances, the Borrower (or the Servicer on its behalf) may elect to withdraw such amounts from the Unfunded Reserve Account and repay the Advances pursuant to this clause (C);

(D)                               to the payment of unpaid amounts under clauses (H) through (K) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E)                                so long as no Default or Event of Default has occurred and is continuing, to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(b)                                 If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

(c)                                  To the extent that the Borrower would be permitted to do so directly in accordance with and subject to the terms of this Agreement, the Equityholder may make an equity contribution to a Permitted Subsidiary and such amounts shall not be subject to the Priority of Payments; provided that no such contributions shall be from proceeds of Advances.

ARTICLE X
SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01.                                                 Sales of Collateral Loans

(a)           Sales of Collateral Loans.  Subject to the satisfaction (or waiver, by the Required Lenders) of the conditions specified in Sections 10.04 and 10.05, the Borrower may, but will not be required to, sell any Collateral Loan if such sale meets each of the requirements set forth below:

(i)            no Default or Event of Default is continuing or would result upon giving effect thereto, to all other sales or purchases previously or substantially concurrently committed to and to all substantially concurrent substitutions pursuant to Section 10.02 (unless such Default or Event of Default will be cured upon giving effect to such sale and the application of the proceeds thereof);

(ii)           upon giving effect thereto, to all other sales or purchases previously or substantially concurrently committed to and to all substantially concurrent substitutions pursuant to Section 10.02 and to the application of the proceeds thereof, the Coverage Test is satisfied or, if it is not satisfied, it is maintained or improved;

(iii)          no Coverage Deficiency (Trading) Test Failure exists or would result upon giving effect thereto;

(iv)          upon giving effect thereto, to all other sales or purchases previously or substantially concurrently committed to and to all substantially concurrent substitutions pursuant to Section 10.02 and to the application of the proceeds thereof, each of the Collateral Quality Tests and the Concentration Limitations is satisfied or, if it is not satisfied, it is maintained or improved; and

(v)           such sale is made for Cash.

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Collateral prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default.

(b)           Sales of Equity Securities.  The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

(c)           Certain Restrictions.   In the case of a sale of a Collateral Loan to an Affiliate of the Borrower at a price less than the original percentage of par paid by the Borrower, the sale price shall not be less than the Asset Value of such Collateral Loan.

(d)           Application of Proceeds of Sales. The Servicer on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Collection Account for disbursement in accordance with Section 9.01.

Section 10.02.                                                 Purchase of Additional Collateral Loans

On any date during the Reinvestment Period, if no Default or Event of Default is continuing or would result upon giving effect thereto, the Servicer on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.04 are met (or waived by the Required Lenders), invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions is satisfied as of the date the Servicer commits on behalf of the Borrower to make such purchase and after giving effect to such purchase, all other sales or purchases previously or substantially concurrently committed to and all substantially concurrent substitutions pursuant to Section 10.02:

(i)            such obligation is an Eligible Loan;

(ii)           each of the Collateral Quality Tests and the Concentration Limitations is satisfied or, if it is not satisfied, it is maintained or improved;

(iii)          no Default or Event of Default is continuing or would result upon giving effect thereto, to all other sales or purchases previously or substantially concurrently committed to and to all substantially concurrent substitutions pursuant to Section 10.02;

(iv)          the Coverage Test is satisfied, or, if it is not satisfied, it is maintained or improved; and

(v)           no Coverage Deficiency (Trading) Test Failure exists or would result upon giving effect thereto.

Section 10.03.                                                 Substitution and Transfer of Loans.

(a)           Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Collateral Loan with another Collateral Loan (a “Substitute Loan”), subject to the satisfaction (or waiver, by the Required Lenders) of the conditions set forth in clause (b) below and in Section 10.04.

(b)           Conditions to Substitution.  No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied as of the date of such substitution, after giving effect to such substitution, all other substitutions occurring substantially concurrently and all sales or purchases previously or substantially concurrently committed to:

(i)            such Substitute Loan is an Eligible Loan;

(ii)           (x) each of the Collateral Quality Tests and the Concentration Limitations is satisfied or, if it is not satisfied, it is maintained or improved, (y) the Coverage Test is satisfied or, if it is not satisfied, it is maintained or improved and (z) no Coverage Deficiency (Trading) Test Failure exists or would result upon giving effect thereto;

(iii)          the sum of the Asset Values of such Substitute Loans (which Asset Values as of the date such Substitute Loans are conveyed to the Borrower shall constitute the “Original Asset Values” thereof for purposes of the Borrowing Base) shall be equal to or greater than the sum of the Asset Values of the Collateral Loans being substituted for;

(iv)          no Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution, all other substitutions occurring substantially concurrently and all sales or purchases previously or substantially concurrently committed to, unless such Default or Event of Default will be cured upon giving effect to such substitution and the application of the proceeds thereof);

(v)           the Borrower (or the Servicer acting on its behalf) shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Custodian the Related Documents for any Substitute Loan in accordance with Article XIII hereof;

(vi)          upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for (the date of such confirmation or delivery, the “Retransfer Date”), each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral.  On the Retransfer Date of a Collateral Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being substituted for.  The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Servicer, on behalf of the Borrower, and take such other actions as shall reasonably be requested by the Borrower to effect the release and transfer of such Collateral Loan pursuant to this Section 10.03; and

(vii)         the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

Section 10.04.                                                 Conditions Applicable to All Sale and Purchase Transactions

(a)           Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans shall be for fair market value and, if effected with a Person that is an Affiliate of the Equityholder (or with an account or portfolio for which the Equityholder or any of its Affiliates serves as investment adviser), shall be (i) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement and (ii) effected in accordance with all Applicable Laws.

(b)           Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

Section 10.05.                                                 Limitations on Sales and Substitutions

(a)           The Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) sold pursuant to Section 10.01(a) to the Equityholder or an Affiliate thereof, transferred pursuant to Section 10.03(a) to the Equityholder or an Affiliate thereof, or released to the Equityholder pursuant to a dividend by the Borrower shall not during the term of this Agreement exceed 20% of the Equityholder Purchased Loan Balance measured as of the date of such sale or dividend.

(b)           The Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) that are Defaulted Collateral Loans sold pursuant to Section 10.01(a) to the Equityholder or an

Affiliate thereof, transferred pursuant to Section 10.03(a) to the Equityholder or an Affiliate thereof, or released to the Equityholder pursuant to a dividend by the Borrower shall not during the term of this Agreement exceed 10% of the Equityholder Purchased Loan Balance measured as of the date of such sale or dividend.

Section 10.06.                                                 Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time make a  capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or Event of Default, satisfying the Coverage Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02.  Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment and contribution of an Eligible Loan.  All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Equityholder specifies that such Cash shall constitute Interest Proceeds, and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Equityholder.

Section 10.07.                   Transfer of Warranty Collateral Loans.

The Borrower may transfer any Warranty Collateral Loan to the Equityholder, or to any third party at the Equityholder’s direction, to consummate the sale or substitution of such Warranty Collateral Loan pursuant to, and in accordance with the terms of, Article VI of the Sale Agreement.

ARTICLE XI
THE AGENTS

Section 11.01.                                                 Authorization and Action

(a)           Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof.  No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed.  No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby.  As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law.  Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)           If the Collateral Agent has been requested or directed by the Administrative Agent or the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction.  No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability.  For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

(c)           Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Administrative Agent or the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Administrative Agent or the Required Lenders or Persons purporting to be the Administrative Agent or the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d)           If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it.  If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action.  The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.  The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instructions of the Administrative Agent.

(e)           Instructions to the Collateral Agent.

(i)            The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf) or the Administrative Agent, as applicable, as it reasonably deems necessary.  The Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Servicer or the Administrative Agent, as applicable.

(ii)           Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)          In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(f)            General Standards of Care for the Collateral Agent.  Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)            The Collateral Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Agent or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement.

(ii)           No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification.  Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii)          The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv)          The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys-in-fact, and the Collateral Agent shall not be liable or responsible for the actions or omissions of any such agent or attorney-in-fact appointed with due care.

(v)           The Collateral Agent shall have no obligation to determine the Interest Rate or whether an asset is an Eligible Loan or otherwise satisfy the eligibility requirements hereunder.

(vi)          In no case shall the Collateral Agent be deemed to have knowledge of a Default or Event of Default unless a Responsible Officer of thereof has received written notice of such Default or Event of Default.

Section 11.02.                                                 Delegation of Duties

(a)           Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with due care.

(b)           Without limiting the generality of Section 11.02(a), the Administrative Agent may at any time or from time to time designate one or more of its Affiliates to execute any of its duties under this Agreement and each other Facility Document.

Section 11.03.                                                 Agents’ Reliance, Etc.

(a)           Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct.  In no event shall any Agent be liable for any indirect, special, punitive or consequential damages (including lost profits), whether or not it has been advised or the likelihood of such damages.  Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.  No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Servicer’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)           No Agent shall be liable for the actions of omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder.  Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder).  No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable).  No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts.  Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified.  No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.  No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02.  Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act.  Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.  Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c)           No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control.  Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d)           The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein.  The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party.  Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.  In the event the Collateral Agent is also acting in capacity of Custodian, Collateral Administrator or Securities Intermediary, the protections, immunities and indemnities afforded to the Collateral Agent pursuant to this Agreement shall also be afforded to the Custodian, Collateral Administrator and Securities Intermediary acting in such capacities; provided that such protections, immunities and indemnities shall be in addition to (but without duplication of) any protections, immunities and indemnities provided in the Account Control Agreement, or any other Facility Documents.

(e)           Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter.  Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party.  Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer.  Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Servicer which may come into the possession of such Agent.

Section 11.04.                                                 Indemnification

Each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such Liabilities unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent pursuant to the express terms of this Agreement or at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any other Facility Document, unless the Administrative Agent or such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.04 or otherwise). The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of any Agent hereunder.

Section 11.05.                                                 Successor Agents

(a)           Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable.  If an Agent shall resign, then the Required Lenders shall appoint a successor agent.  If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent.  Any successor Administrative Agent and any successor Collateral Agent shall be a U.S. Person (within the meaning of Section 7701(a)(30) of the Code) and shall be a bank with an office in the United States of America or an Affiliate of such bank and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (as in effect on the date hereof). The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing.  Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05.  After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(b)           Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

(c)           Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ written notice to the Servicer, the Equityholder, Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time.  If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent.  The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that no Event of Default has occurred and is continuing) and the Required Lenders.  If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including in its capacity as Custodian), but not in its capacities as Administrative Agent or Lender, if applicable.  Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor.  After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacities as Administrative Agent or Lender, if applicable) and the provisions of this Article XII and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents.  In the event a successor Collateral Agent shall not be appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent.

Section 11.06.                                                 Merger, Conversion, Consolidation or Succession to Business of Collateral Agent

Any organization or entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XII
MISCELLANEOUS

Section 12.01.                                                 No Waiver; Modifications in Writing

(a)           No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower, the Servicer or the Equityholder in any case shall entitle the Borrower, the Servicer or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b)           Except for any waivers and consents that may be expressly provided by the Administrative Agent or the Lenders, no amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Equityholder, the Administrative Agent and the Required Lenders; provided that:

(i)            any Fundamental Amendment shall require the written consent of all Lenders; and

(ii)           no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent, the Custodian or the Collateral Administrator hereunder without the prior written consent of such Agent, the Custodian or the Collateral Administrator, as applicable.

Section 12.02.                                                 Notices, Etc.

(a)           Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 8) (including consents given pursuant to Section 5.2(l)), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 12.02.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 8, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 8.

(b)           Each of the Collateral Agent, the Custodian and the Collateral Administrator hereby agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail (or .pdf files of executed documents), facsimile transmission or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, an incumbency certificate listing such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party hereto elects to give any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, e-mail (or .pdf files of executed documents) or facsimile instructions (or instructions by a similar electronic method), the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s understanding of such instructions actually received by any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, shall be deemed controlling in the event that such instructions are ambiguous; provided that prior to acting in response to any such instructions that it deems to be ambiguous, the Collateral Agent, Custodian or Collateral Administrator shall use commercially reasonable efforts to contact the instructing party and obtain from such instructing party any necessary clarifications with respect to such instructions.  Each of the other parties hereto understands and agrees that the none of the Collateral Agent the Custodian or the Collateral Administrator can determine the identity of the actual sender of such instructions and that the Collateral Agent the Custodian or the Collateral Administrator shall conclusively presume that directions that purport to have been sent by an officer listed on the incumbency certificate provided to it have been sent by such officer. The other parties hereto shall be responsible for ensuring that only authorized officers transmit such instructions to the Collateral Agent the Custodian or the Collateral Administrator and that each such party is solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by it. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s, as applicable, reasonable, good faith reliance upon and compliance with such instructions, notwithstanding that such directions conflict with or are inconsistent with a subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity.  Each of the other parties hereto agrees (i) to assume all risks arising out of its respective use of such electronic methods to submit instructions and directions to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, including without limitation the risk of any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties, (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Collateral Agent, the Custodian or the Collateral Administrator and that there may be more secure methods of transmitting instructions than the method(s) selected by it, (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Collateral Agent the Custodian or the Collateral Administrator immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 12.03.                                                 Taxes

(a)           Any and all payments by, or on account of any obligation of, the Borrower to or for the account of any Secured Party under any Facility Document shall be made free and clear of and without deduction or withholding for any and all present or future Taxes with respect thereto, unless required by Law. If the Borrower, the Collateral Agent or the Administrative Agent shall be required by Law (or by the interpretation or administration thereof) to deduct or withhold any Taxes from or in respect of any sum payable by it hereunder, under any Note or under any other Facility Document to any Secured Party, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 12.03) such Secured Party receives an amount equal to the sum it would have received had no deductions of Non-Excluded Taxes or Other Taxes been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant taxing Governmental Authority in accordance with Applicable Law.

(b)           In addition and without duplication of any amounts payable by the Borrower under Section 12.03, the Borrower agrees to timely pay (or at the option of the Administrative Agent, timely reimburse it for the payment of) any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than Other Connection Taxes imposed with respect to an assignment except for an assignment or grant of a participation made pursuant to Sections 2.16 or 12.03(g)) which arise from any payment made by the Borrower hereunder, under the Notes or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document (collectively, the “Other Taxes”).

(c)           The Borrower agrees to indemnify each of the Secured Parties for (i) the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.03) paid by any Secured Party (or required to be deducted from payments to a Secured Party) and (ii) any reasonable expenses arising from Non-Excluded Taxes or Other Taxes or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing Governmental

Authority.  Payments by Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.  Such certificate shall be presumed to be correct absent manifest error.

(d)           Promptly after the date of any payment of Taxes pursuant to this Section 12.03 or Other Taxes, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant taxing Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(e)           If any payment is made by the Borrower (or the Servicer on its behalf) to or for the account of any Secured Party after deduction for or on account of any Non-Excluded Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 12.03, then, if such Secured Party in its sole discretion, but acting in good faith, determines that it is entitled to a refund of such Non-Excluded Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice apply for such refund and reimburse the Borrower (or the Servicer, as applicable) such amount of any refund received (net of reasonable out-of-pocket expenses incurred) as such Secured Party shall determine in its sole discretion, but acting in good faith, to be attributable to the relevant Non-Excluded Taxes or Other Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the Secured Party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted,  withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f)            Each Secured Party and each Participant that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Secured Party and each Participant, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Secured Party or Participant is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subclauses (i) through (iv) and (vi) of this Section 12.03(f)) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.  Without limiting the generality of the foregoing:

(i)            Each Secured Party (other than the Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary) and each Participant that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code hereby agrees that it shall, no later than the Closing Date or, in the case of a Secured Party or a Participant which becomes a party hereto pursuant to Section 12.06, the date upon which such Secured Party becomes a party hereto or Participant herein, deliver to the Borrower and each Agent, if applicable, two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-9 or any successor form, certifying that such Secured Party or Participant is on the date of delivery thereof entitled to an exemption from U.S. backup withholding Tax.

(ii)           Each Secured Party (other than the Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary) or Participant that is organized under the laws of a jurisdiction outside than the United States (a “Non-U.S. Lender”) shall, no later than the date on which such Secured Party becomes a party hereto or such person becomes a Participant herein pursuant to Section 12.06, deliver to the Borrower and each Agent two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI or any subsequent versions thereof or successors thereto, in each case (a) claiming a complete exemption from U.S. federal withholding Tax, or (b) if, due to a change in law occurring after the date such Secured Party becomes a party hereto or such person becomes a Participant herein, such Non-U.S. Lender is not entitled to a complete exemption from U.S. federal withholding Tax, to the extent that such Non-U.S. Lender is legally entitled to do so, claiming a reduced rate of U.S. federal withholding Tax, in each case, with respect to payments of interest hereunder.

(iii)          In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 881(c)(3)(C) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Borrower and each Agent in the event any such representation is no longer accurate.

(iv)          to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, the certification described in subclause (iii) of this Section 12.03(f), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide the certification described in subclause (iii) of this Section 12.03(f) on behalf of each such direct and indirect partner.

(v)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Non-U.S. Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or an Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or an Agent to determine the withholding or deduction required to be made.

(vi)          The forms listed under this Section 12.03(f)(i)-(v) shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or Participant herein and on or before the date, if any, such Non-U.S. Lender designates a New Lending Office.  In addition, each Non-U.S. Lender agrees that, from time to time after the Closing Date, such Non-U.S. Lender shall deliver the forms described above (or relevant successor form), as applicable, as promptly as practicable after (i) receipt of a reasonable written request therefor from the Borrower or an Agent or (ii) when a lapse in time or change in circumstance renders a previously provided form or certificate obsolete or inaccurate.  Notwithstanding any other provision of this Section 12.03, a

Non-U.S. Lender shall not be required to deliver any form after the Closing Date pursuant to this Section 12.03(f) that such Non-U.S. Lender is not legally able to deliver.

(vii)         If a payment made to a Secured Party under this Agreement or any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA, such Secured Party shall deliver to the Borrower and each Agent such documentation prescribed by Law or as is reasonably requested by the Borrower and the Agent sufficient for the Borrower and the Agent to comply with their obligations under FATCA (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or an Agent as may be necessary for the Borrower and an Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (vii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Secured Party determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 12.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Secured Party in connection with any such designation or assignment.

(h)           Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)            Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non-Excluded Taxes or Other Taxes, as applicable, and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (j).

Section 12.04.                                                 Costs and Expenses; Indemnification

(a)           The Borrower agrees to promptly pay on demand (or, during the existence of an Event of Default, on the first Payment Date to occur after such demand is made) all reasonable and documented out-of-pocket costs and expenses of the Agents in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent and one outside counsel, plus, if necessary, one additional local counsel, for the Collateral Agent, costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees, and the equivalent thereof in any foreign jurisdiction, and all other related fees and expenses in connection therewith; and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand (or, during the existence of an Event of Default, on the first Payment Date to occur after such demand is made) all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including all reasonable and documented costs and expenses incurred by the Collateral Agent in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or the Custodian in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent and the Collateral Administrator.  Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law.

(b)           The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including (but not limited to) any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Collateral Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens (other than Permitted Liens); (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or the equivalent thereof in any foreign jurisdiction or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Collateral Loan (or the Related Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, except to the extent such unenforceability is due to the bankruptcy of such Obligor), or any other claim resulting from any related property securing such Collateral Loan; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account, within one (1) Business Day of receipt, Collections on the Collateral Loans remitted to the Borrower, the Servicer or any such agent or representative as provided in this Agreement; and (xii) any Default or Event of Default; in each case, except (A) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, (B) to the extent any such Liability results from a claim brought by the Borrower against an Indemnified Party (other than the Collateral Agent, the Custodian or the Collateral Administrator) for material breach of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Borrower has obtained a final, nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) to the extent any such Liability results from a claim solely between or among Indemnified Parties (other than any claims against an Indemnified Party in its capacity or in fulfilling its role as the Administrative Agent, Collateral Agent, Custodian, Collateral Administrator or any similar role) and not arising out of any act or omission on the part of the Borrower or the Servicer or its Affiliates.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto.  The Borrower shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party effects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Borrower, but if settled with such consent or if there be a final judgment for the plaintiff, the Borrower agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment to the extent set forth in this Section 12.04(b).  The Borrower shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.  In no case shall the Borrower be responsible for any Indemnified Party’s lost revenues or lost profits.  This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.05.                                                 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.06.                                                 Assignability

(a)           Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Administrative Agent and the Borrower, assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within ten (10) Business Days of receipt of any such request for consent; and provided, further, that:

(i)            each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is (1) a Lender or any of its Affiliates or (2) managed by a Lender or any of its Affiliates;

(ii)           notwithstanding anything herein to the contrary, each Lender may make an assignment to any Person without the consent of the Borrower or the Administrative Agent if such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); and

(iii)          the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred and be continuing.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Sections 12.03(f) and 12.03(h), together with administrative details for the applicable assignee (if such assignee is not a current Lender or an Affiliate of Citibank, N.A.).  Notwithstanding any other provision of this Section 12.06, (x) no assignment by any Lender to the Borrower or any of its Affiliates shall be permitted, and (y) no assignment shall be made to any Defaulting Lender, a natural person or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(b)           The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c)           (i)            Any Lender may, without the consent of the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment.  Sections 2.09, 2.10, and 12.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section; provided that (x) such Participant agrees to be subject to the provisions of Sections 2.16, 12.03(f) and 12.03(h) as if it were an assignee under clause (a) of this Section and (y) no Participant shall be entitled to any amount under Section 2.09, 2.10, or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(ii)           In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”).  An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide).  The Participant Register shall be available for inspection by the Borrower to the extent necessary for the Borrower to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations or for the Borrower, any Agent, the Collateral Administrator, the Custodian or the Securities Intermediary to satisfy any information reporting requirement with respect to payments made to such Participant.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names, addresses and wiring instructions of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide) and compliance with this Section 12.06.

(e)           Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”).  Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB.  Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser and a QIB.

(f)            Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 12.07.                                                 Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08.                                                 Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09.                                                 Confidentiality

Each Secured Party agrees to keep confidential, in accordance with procedures adopted by such Secured Party that are reasonably designed to assure the protection of confidential information delivered or disclosed to such Secured Party, all information provided to it by the Borrower, the Servicer or the Equityholder with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Servicer, the Equityholder or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (i) to any Secured Party or any Affiliate of a Secured Party, or (ii) any of their respective Affiliates, employees, directors, auditors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement (including in connection with any pledge or grant a security interest permitted pursuant to Section 12.06(f)) or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to any Governmental Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law (provided that such Secured Party will, to the extent permitted, endeavor to promptly notify the Borrower and the Servicer in advance of such pending disclosure), (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the performance of the terms of this Agreement and the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (i) with the consent of the Borrower.

Section 12.10.                                                 Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11.                                                 Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder.  The agreements in Sections 2.04(e), 2.09, 2.10, 2.12, 12.03, 12.04, 12.09, 12.16, 12.17 and 12.18 and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

Section 12.12.                                                 Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)                                 consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13.                                                 IMPORTANT WAIVERS

(a)                                 TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE SERVICER, THE BORROWER, THE EQUITYHOLDER, THE AGENTS, THE COLLATERAL ADMINISTRATOR, THE CUSTODIAN, THE SECURITIES INTERMEDIARY OR ANY OTHER AFFECTED PERSON.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS

AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER OR THE SERVICER TO ANY LENDER, THE ADMINISTRATIVE AGENT, THE CUSTODIAN, THE COLLATERAL ADMINISTRATOR, OR THE COLLATERAL AGENT PURSUANT TO THE FACILITY DOCUMENTS IN CONNECTION WITH THIRD-PARTY CLAIMS.  NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES.  THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL—ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.  EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.  THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 12.14.                                                 PATRIOT Act Notice

Each Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent, the Collateral Administrator, the Custodian, the Securities Intermediary or such Lender to identify the Borrower in accordance with the PATRIOT Act.  The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender, the Collateral Administrator, the Custodian,

the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 12.15.                                                 Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16.                                                 Non-Petition

Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

Section 12.17.                                                 Waiver of Setoff

To the extent permitted by Applicable Law, each of the Borrower and the Equityholder hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18.                   Conflict

In the event of any conflict between the provisions of this Agreement and any of the other Facility Documents, the provisions of this Agreement shall control.

ARTICLE XIII
CUSTODIAN

Section 13.01.                                                 Appointment of Custodian

(a)                                 Appointment and Acceptance.  The Borrower and the Administrative Agent each hereby appoints the Custodian as document custodian of the Loan Files delivered to it for all Collateral Loans owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.

(b)                                 Instructions.  The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

(c)                                  Custodian.  The Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement (which delivery may be electronic for all documents other than any related original promissory notes, which shall be delivered in physical form), all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties.  In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Loans or the Required Loan Documents.  It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Loans.

Section 13.02.                                                 Duties of Custodian

(a)                                 Segregation.  All Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Custodian and (c) identified by the Custodian as subject to this Agreement.

(b)                                 Register.  The Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Collateral Loans for which it holds Loan Files under this Agreement containing such information as the Borrower and the Custodian may reasonably agree; provided that, with respect to such Collateral Loans, all Loan Files shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03.                                                 Delivery of Collateral Loans to Custodian.

(a)                                 The Servicer (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email) promptly (and in any event within five (5) Business Days of receipt) to the Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein.  The Custodian shall not be responsible for any Collateral Loan or related Loan File until actually received by it.  In connection with each delivery of a Loan File to the Custodian, the Borrower shall represent and warrant that the Loan Files delivered to the Custodian include all of the documents listed in the related Document Checklist and all of such documents and the information contained in any applicable Trade Confirmation (if any) are complete in all material respects.

(b)                                 (i)                                     Promptly after the acquisition of any Collateral Loan, the Servicer (on behalf of the Borrower) shall deliver or cause to be delivered (which may be via email) to the Collateral Agent and the Administrative Agent a properly completed Trade Confirmation, if any, on which they may conclusively rely without further inquiry or investigation, and shall deliver to the Custodian the Loan Files for all

Collateral Loans; provided, however, that all documents shall be transmitted in electronic format and the Custodian shall only be required to retain the original promissory note, if any, indicated on the related Document Checklist.

(ii)                                  Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement  in favor of the Borrower as assignee.  Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of the related Loan Files delivered to it.

(iii)                               The Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

Section 13.04.                                                 Release of Documents/Control By Agents.

(a)                                 The Custodian shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Custodian, its agents or its sub-custodians from time to time upon receipt of Proper Instructions (specifying, among other things, the Collateral Loans and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Custodian) in accordance with this Agreement.

(b)                                 Upon receipt by the Custodian from the Administrative Agent or the Collateral Agent, of written notice of the occurrence of an Event of Default indicating the Administrative Agent’s intent to prohibit the Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian shall no longer accept or act upon Proper Instructions or other instructions from the Borrower (or the Servicer on its behalf) hereunder with respect to the Collateral Loans or the Loan Files.  From and after its receipt of a Block Notice, the Custodian shall only comply with Proper Instructions from the Collateral Agent (acting at the written direction of the Administrative Agent) or Administrative Agent.

Section 13.05.                                                 Records.

The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Loans or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement.  All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06.                                                 Reporting

(a)                                 If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian shall render an itemized report of the Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent.

(b)                                 The Custodian shall have no duty or obligation to undertake any market valuation of the Collateral Loans under any circumstance.

Section 13.07.                                                 Certain General Terms

(a)                                 No Duty to Examine Underlying Instruments.  Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Collateral Loan to determine the validity, sufficiency, marketability or enforceability of any Collateral Loan (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b)                                 Resolution of Discrepancies.  In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Servicer, on behalf of the Borrower) shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c)                                  Improper Instructions.  Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law.  In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

(d)                                 Proper Instructions.  Each of the Administrative Agent, the Servicer and the Borrower will give a notice to the Custodian, in a form acceptable to the Custodian, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 9 or otherwise previously certified to the Custodian.  The Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Servicer, as applicable, to the contrary.  The initial Authorized Persons are set forth on Schedule 9 attached hereto and made a part hereof (as such Schedule 9 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Servicer as applicable, to the Custodian).

(e)                                  Limitation of Liability.  The Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian.  The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(f)                                   Evidence of Authority.  The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Servicer or Administrative Agent, as applicable, by an Authorized Person thereof.  The Custodian may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i)                                     the authority of any Person to act in accordance with such certificate; or

(ii)                                  any determination or of any action by such Person as described in such certificate,

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Servicer or Administrative Agent, as applicable.

(g)                                  Receipt of Communications.  Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m. (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 3:30 p.m. on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(h)                                 In the event that (i) the Borrower, the Administrative Agent, the Servicer, the Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08.                                                 Compensation and Reimbursement of Custodian

(a)                                 Fees.  The Custodian shall be entitled to compensation for its services in accordance with the terms of the Collateral Administration and Agency Fee Letter.

(b)                                 Expenses.  The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of one legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

(c)                                  Priority of Payments.  Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09.                                                 Responsibility of Custodian

(a)                                 General Duties.  The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Loans, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement.  No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

(b)                                 Instructions.

(i)                                     The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing.  The Custodian shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Servicer, the Administrative Agent or the Collateral Agent, as applicable.

(ii)                                  Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)                               In case any reasonable question arises as to its duties hereunder, the Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(iv)                              Notwithstanding anything herein to the contrary, the Custodian shall have no obligation or responsibility to confirm that any entity acting as Servicer is entitled to or authorized, with respect to any of the Collateral Obligations or otherwise, to give any Proper Instruction or any other instruction given by it to the Custodian and the Custodian may conclusively rely without investigation or inquiry and act on any such Proper Instruction or any other instruction as if it were given by the Servicer entitled to give such instruction.

(c)                                  General Standards of Care.  Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)                                     The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon.  The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(ii)                                  Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence or willful misconduct on its part and in breach of the terms of this Agreement.  The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii)                               In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv)                              The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 13.08(b) and (c) above.

(v)                                 The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless (and then only to the extent) received in writing by the Custodian and specifically referencing this Agreement.

(vi)                              No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification.  Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii)                           The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii)                        The Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Custodian shall not be liable or responsible for the actions or omissions of any such agent or attorney appointed and maintained with due care.

(ix)                              The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(x)                                 All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement.

(xi)                              Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Custodian.

(xii)                           The Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document.  The Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default.  The Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(d)                                 Indemnification; Collateral Agent’s Lien.

(i)                                     The Borrower shall and does hereby indemnify and hold harmless the Custodian for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities (collectively, “Losses”), that may arise, be brought against or incurred by the Custodian, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Custodian’s duties hereunder, or the relationship between the Borrower and the Custodian created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Custodian’s own actions constituting gross negligence or willful misconduct.  Without limiting the foregoing, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall indemnify and hold harmless the Custodian and its directors, officers, employees and agents from and against any and all Losses incurred as a result of the Custodian’s compliance with the Collateral Agent’s or Administrative Agent’s (each acting at the direction of the Required Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Custodian’s willful misconduct or gross negligence) solely to the extent that such Losses shall not have been reimbursed by the Borrower.

(ii)                                  Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Loan Files in respect of the Collateral Loans are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Loans in accordance with this Agreement.

Section 13.10.                                                 Resignation and Removal; Appointment of Successor

(a)                                 Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Custodian under Section 13.11 and the assumption by such successor Custodian of the duties and obligations of the Custodian hereunder.

(b)                                 The Custodian may, at any time, resign under this Agreement by giving not less than thirty (30) days advance written notice thereof to the Borrower, the Servicer, the Collateral Agent and the Administrative Agent.

(c)                                  The Custodian may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) a Default, an Event of Default or Servicing Default shall have occurred and be continuing, or (B) the Custodian shall become incapable of acting or shall become the subject of an Insolvency Event.  Notice of any such removal shall be sent by the Administrative Agent to the Custodian, the Borrower, the Lenders and the Servicer.

(d)                                 If the Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Custodian for any reason (other than resignation with no replacement within 90 days), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Custodian and one copy to the successor Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, prior to the occurrence of a Default, an Event of Default, or a Servicing Default, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed).  In the case of a resignation by the Custodian, if no successor Custodian shall have been appointed and an instrument of acceptance by a successor Custodian shall not have been delivered to the resigning Custodian and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Custodian.  In the case of a removal of the Custodian, if a successor Custodian has not been appointed within ten (10) Business Days after the giving of notice of removal, the removed Custodian may petition any court of competent jurisdiction to appoint a successor Custodian.

(e)                                  Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments.  All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(f)                                   In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any Confidential Information as of the date of such resignation or removal.

Section 13.11.                                                 Acceptance and Appointment by Successor

Each successor Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Custodian an instrument accepting such appointment.  Upon delivery of the required instruments, the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Custodian; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Custodian, such retiring Custodian shall (i) execute and deliver an instrument transferring to such successor Custodian all the rights, powers and trusts of the retiring Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Custodian hereunder.  Upon request of any such successor Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Custodian all such rights, powers and trusts.

Section 13.12.                                                 Merger, Conversion, Consolidation or Succession to Business of Custodian

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV
SERVICING

Section 14.01.                                                 Designation of the Servicer

(a)                                 Initial Servicer.  The servicing, administering and collection of the Collateral shall be initially be conducted by the Equityholder in accordance with this Section 14.01.  The Equityholder (in such capacity, the “Servicer”) hereby agrees to perform the duties and responsibilities assigned to it pursuant to the terms of the Facility Documents.

(b)                                 Subcontracts.  The Servicer may subcontract with (i) any of its Affiliates or (ii) with the prior written consent of the Administrative Agent, any other Person for servicing, administering or collecting the Collateral; provided that (x) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (y) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 14.02.                                                 Duties of the Servicer

(a)                                 Duties.  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard, in good faith and with reasonable care using a degree of skill and care no less than that exercised by institutional managers of national standing relating to assets of the nature and character of the Collateral Loans.  Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)                                     directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(ii)                                  supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(iii)                               preparing and submitting claims to Obligors on each Collateral Loan;

(iv)                              maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

(v)                                 promptly delivering to the Administrative Agent or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(vi)                              notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect;

(vii)                           using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii)                        instructing the Obligors or, if applicable, the administrative agents on the Collateral Loans to make payments directly into the Collection Account; and

(ix)                              complying with such other duties and responsibilities as required of the Servicer by this Agreement.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Servicer shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, the Borrower has the right to do so.

(b)                                 The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c)                                  Notwithstanding any provision of this Agreement to the contrary:

(i)                                     neither the Servicer nor any of its officers, partners, agents or employees will be liable to the Borrower, the Administrative Agent, the Lenders, the Collateral Agent or any Person for any Liabilities incurred by any such Person that arise out of or in connection with the actions taken or recommended, or any omissions, by the Servicer, its officers, partners, agents or employees hereunder or for any decrease in the value of the Collateral Loans or Eligible Investments, except that the Servicer will be liable by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of the obligations of the Servicer hereunder and for its breach of its representations and warranties and obligations under this Agreement; and

(ii)                                  the Servicer shall not be liable for any consequential, special, indirect or punitive damages hereunder; provided that the foregoing shall not limit the obligations of the Servicer pursuant to Section 14.06(b) hereof to indemnify any Servicer Indemnified Party for such damages to the extent that such damages are asserted or awarded against such Servicer Indemnified Party by a third party that is not an Affiliate of any Servicer Indemnified Party.

Section 14.03.                                                 Authorization of the Servicer

The Borrower hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Servicer could have done if it owned such Collateral.  In furtherance of the foregoing, the Borrower hereby irrevocably appoints the Servicer its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Servicer reasonably deems appropriate or necessary in connection with the performance of its duties provided for herein.  The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its collateral management duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral.  In no event shall the Servicer be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent.  Following the occurrence of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Servicer (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02(b).

Section 14.04.                                                 Realization Upon Collateral Loans

The Servicer will use commercially reasonable efforts consistent with the Servicing Standard, this Agreement and the Related Documents to exercise (on behalf of the Borrower) available remedies (which may include liquidating, foreclosing upon or repossessing, as applicable, or otherwise comparably converting the ownership of any related property) with respect to any Collateral Loan.  The Servicer will comply with the Servicing Standard, this Agreement, the Related Documents and Applicable Law in realizing upon such related property, and employ practices and procedures, including reasonable efforts, consistent with the Servicing Standard, this Agreement and the Related Documents, to enforce all obligations of Obligors.  The Servicer will remit to the Collection Account the recoveries received in connection with the sale or disposition of related property relating to any Collateral Loan hereunder.

Section 14.05.                                                 Compensation

As compensation for its administrative and management activities hereunder, the Servicer or its designee shall be entitled to receive the Servicing Fee pursuant to the Priority of Payments.

The Servicer may, in its sole discretion, elect to irrevocably waive payment of any or all of any Servicing Fee otherwise due on any Payment Date by reflecting such waiver in the applicable Payment Date Report.  Any such Servicing Fee, once waived, shall not thereafter become due and payable and any claim of the Servicer therein shall be extinguished.

The Servicer may, in its sole discretion, elect to defer payment of all or a portion of the Servicing Fee on any Payment Date by providing written notice to the Collateral Agent of such election no later than the Determination Date immediately prior to such Payment Date.  The Servicer may elect to receive payment of all or any portion of the deferred Servicing Fee on any Payment Date to the extent of funds available to pay such amounts in accordance with the Priority of Payments by providing notice to the Collateral Agent and the Administrative Agent of such election and the amount of such fees to be paid on or before three (3) Business Days preceding such Payment Date.

If and to the extent that there are insufficient funds to pay any Servicing Fee in full on any Payment Date or if any Servicing Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 14.06.                                                 Expense Reimbursement; Indemnification

(a)                                 The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower.  Notwithstanding the foregoing, and for the avoidance of doubt, nothing contained in this Section 14.06 shall prohibit the Borrower from reimbursing the Servicer for expenses incurred by it hereunder provided such amounts are paid from amounts permitted to be released under this Agreement to the Servicer.

(b)                                 The Servicer, in its capacity as such, agrees to indemnify and hold harmless each of the Borrower, Citibank, N.A., in its capacity as the Administrative Agent and a Lender, and each of their respective Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, a “Servicer Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against such Servicer Indemnified Party, in each case arising out of or in connection with any acts or omissions of the Servicer hereunder constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of the duties of the Servicer hereunder, except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Servicer Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing or any other party hereto or to any other Facility Document or (B) a material breach by such Servicer Indemnified Party or any other party hereto or to any other Facility Document of its obligations hereunder or under any other Facility Document.

Section 14.07.                                                 The Servicer Not to Resign; Assignment; Servicing Default

(a)                                 The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that the performance of its duties hereunder is or becomes impermissible under Applicable Law.  Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender.

No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 14.08.

(b)                                 The Servicer may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Required Lenders other than (i) to an Affiliate thereof that is reasonably acceptable to the Required Lenders, (ii) to a Person that becomes a successor or assignee Servicer hereunder in accordance with the terms hereof or (iii) in accordance with Section 14.01(b)).

(c)                                  Upon the occurrence of a Servicing Default or an Event of Default, notwithstanding anything herein to the contrary, the Administrative Agent (acting at the direction of the Required Lenders) may terminate all of the rights and obligations of the Equityholder as “Servicer” under this Agreement.  The Administrative Agent (acting at the direction of the Required Lenders) shall appoint a successor Servicer (the “Successor Servicer”), which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent in its sole discretion.  Until a successor Servicer is appointed as set forth above, the Equityholder shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Servicer hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent or the Required Lenders to facilitate the transition of the performance of such activities to the Administrative Agent, any Lender or any agent thereof and (C) take all other actions requested by the Administrative Agent or the Required Lenders, in each case to facilitate the transition of the performance of such activities to the Administrative Agent, any Lender or any agent thereof.

Section 14.08.                                                 Appointment of Successor Servicer

(a)                                 Upon resignation of the Servicer pursuant to Section 14.07, the Equityholder shall propose a Successor Servicer, which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Servicer shall be acceptable to the Administrative Agent and shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent.  Until a successor Servicer is appointed as set forth above, the Equityholder shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Servicer hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b)                                 Upon its appointment, the Successor Servicer shall be the successor in all respects to the Equityholder with respect to collateral management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to pay any taxes required to be paid by the Equityholder; provided that the Successor Servicer shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Collateral Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer.  If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use its best efforts to prevent further Continued Errors.  In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE XV
THE COLLATERAL ADMINISTRATOR

Section 15.01.                                                 Designation of Collateral Administrator

(a)                                 Initial Collateral Administrator.  Until a successor Collateral Administrator is appointed in accordance with this Article XV, Wells Fargo Bank, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party.

(b)                                 Successor Collateral Administrator.  Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder.  Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid Collateral Administration and Agency Fees and Administrative Expenses due and owing to it at the time of such termination.

Section 15.02.                                                 Certain Duties and Powers

(a)                                 The Collateral Administrator shall assist the Borrower and the Servicer in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Servicer certain reports, schedules, calculations all as more particularly described in this Section 15.02 below (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by the Agreement) based upon information and data received from the Borrower and/or the Servicer, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Article VIII of this Agreement. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Servicer hereunder or any other Facility Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or Liabilities of the Borrower or the Servicer under or pursuant to this Agreement or any other Facility Document. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i)                                     create a database with respect to the Collateral credited to the Covered Accounts within five (5) Business Days of the Closing Date;

(ii)                                  permit access to the information in the Collateral database by the Servicer and the Borrower;

(iii)                               update the Collateral database promptly for ratings changes, changes in Asset Values (to the extent determined in accordance with clause (a) of the definition thereof and for Collateral Loans, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Loan amounts or interest rates and, if direct online viewing access to the foregoing is unavailable, report any updates as of the close of business on the preceding Business Day to the Collateral database to the Administrative Agent no later than 3:00 p.m. (New York time) on each Business Day, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by or on behalf of the Borrower or the Servicer as may be reasonably required by the Collateral Administrator, or by the agents for the obligors from time to time;

(iv)                              track the receipt and daily allocation of cash to the Interest Collection Account and Principal Collection Account and any withdrawals therefrom and, if direct online viewing access to the foregoing is unavailable, report the balances of the Interest Collection Account and Principal Collection Account to the Administrative Agent no later than 12:00 noon on each Business Day as of the close of business on the preceding Business Day;

(v)                                 prepare and arrange for the delivery of each Monthly Report, Borrowing Base Calculation Statement and Payment Date Report; and

(vi)                              provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Administrator.

(b)                                 A reasonably sufficient time prior to the date on which (i) each Monthly Report is required to be provided pursuant to Section 8.09(a) or (ii) each Payment Date Report is required to be provided pursuant to Section 8.09(b), the Collateral Administrator shall calculate, using the information contained in the Collateral database created by the Collateral Administrator pursuant to Section 15.02(a) above and any other Collateral information normally maintained by the Collateral Administrator, and subject to the Collateral Administrator’s receipt from the Servicer of the information required for the preparation of the Monthly Report or the Payment Date Report, each item required to be stated in such Monthly Report or Payment Date Report in accordance with this Agreement and provide the results of such calculations to the Servicer so that the Servicer may confirm such results in accordance with Section 15.02(d).  Upon approval by the Servicer, the Collateral Administrator shall deliver the Monthly Report or Payment Date Report, as applicable, to the Borrower, the Servicer, the Equityholder and the Administrative Agent in a form mutually acceptable to the Borrower, the Servicer, the Equityholder, the Administrative Agent and the Collateral Administrator.

(c)                                  No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i)                                     this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

(ii)                                  the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts;

(iii)                               no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iv)                              in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

(d)                                 The Borrower and the Servicer shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations and information relating to the Monthly Reports and the Payment Date Reports or as otherwise reasonably requested hereunder. Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under this Agreement (it being understood that any such characterization or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Servicer). The Servicer shall review and verify the contents of the aforesaid reports. To the extent any of the information in such reports, instructions or certificates conflicts with information, data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Administrator of such discrepancy and use commercially reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. The Collateral Administrator shall cooperate with the Servicer in connection with the Servicer’s review of the contents of the aforesaid reports, instruction and certificates and will use commercially reasonable efforts to provide such items to the Servicer within a reasonably sufficient time (as agreed between the Servicer and the Collateral Administrator) prior to any applicable due date to enable such review.  The Servicer further agrees to send such reports, instructions, statements and certificates to the Borrower for execution. In addition, the Servicer shall provide prompt notice to the Collateral Administrator upon the Servicer’s obtaining knowledge of a Collateral Loan becoming a Defaulted Collateral Loan.

(e)                                  The Collateral Administrator shall have no obligation to determine the price of any Collateral in connection with any actions or duties under this Agreement (except as provided in Section 15.02). Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(f)                                   The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Servicer, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Custodian (but only if not the same Person as the Collateral Administrator) or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own willful misconduct or gross negligence. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Servicer, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator.

(g)                                  It is expressly acknowledged by the Borrower and the Servicer that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Servicer (and/or the Borrower) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(h)                                 Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Loan, or to evaluate or verify the Servicer’s characterization of any Collateral Loan, including whether any item of Collateral is a as a Broadly Syndicated Loan, Bid Depth, Caa/CCC Loan, Covenant Lite Loan, Current Pay Loan, Revolving Collateral Loan, Delayed Drawdown Collateral Loan, Defaulted Collateral Loan, DIP Collateral Loan, Fixed Rate Obligation, Noteless Loan, PIK Loan, Participation Interest, Credit Risk Collateral Loan, Eligible Loan, Ineligible Collateral Loan, Equity Security, First Lien Loan, Second Lien Loan, Floor Obligation, Standard First Lien Loan, Standard Second Lien Loan, Structured Finance Obligation, Certificated Security, Uncertificated Security or Zero Coupon Obligation, any such determination being based exclusively upon notification the Collateral Administrator receives from the Servicer or from (or in its capacity as) the Collateral Agent (based upon notices received by the Collateral Agent from the obligor, trustee or agent bank under an underlying governing document, or similar source) and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof.

(i)                                     The Collateral Administrator shall have no (i) responsibility or liability for the selection or determination of any alternative base rate as a successor or replacement base rate to the LIBOR Rate and shall be entitled to rely upon any designation of such a rate by the Administrative Agent or (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a “LIBOR Rate” as described in the definition thereof.

Section 15.03.                                                 Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)                                 The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Servicer acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action, provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Servicer of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c)                                  Notwithstanding anything herein to the contrary, the Collateral Administrator shall have no obligation or responsibility to confirm that any entity acting as Servicer is entitled to or authorized, with respect to any of the Collateral Obligations or otherwise, to give any instruction given by it to the Collateral Administrator, to provide or receive the information received by or provided by the Collateral Administrator or to review and/or verify any reports, information or documents, and the Collateral Administrator may conclusively rely without investigation or inquiry and act on any such instruction, review or verification and receive or provide any such information as if it were given by the Servicer entitled to give such instruction.

(d)                                 Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence or willful misconduct on its part and in breach of the terms of this Agreement.  The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(e)                                  The Collateral Administrator may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(f)                                   The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Administrator or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(g)                                  No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification.  Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(h)                                 The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(i)                                     The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions or omissions of any such agent or attorney appointed and maintained with due care.

(j)                                    The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(k)                                 All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(l)                                     Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Collateral Administrator.

(m)                             The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document.  The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default.  The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

Section 15.04.                                                 Compensation and Reimbursement of Collateral Administrator

(a)                                 The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administration and Agency Fee Letter.

(b)                                 The Borrower agrees to pay or reimburse to the Collateral Administrator upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Administrator of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Administrator to collect any amounts owing to it under this Agreement).

(c)                                  All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05.                                                 Resignation and Removal; Appointment of Successor

(a)                                 Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b)                                 The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Servicer and the Lenders not less than 90 days prior to such resignation.

(c)                                  The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) an Event of Default or Servicing Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event.  Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Servicer.

(d)                                 The Collateral Administrator may be removed at any time by the Servicer upon ten (10) Business Days’ notice (with the prior written consent of the Administrative Agent).

(e)                                  If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Servicing Default shall have occurred and be continuing, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed).  In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning Collateral Administrator and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Collateral Administrator.  In the case of a removal of the Collateral Administrator, if a successor Collateral Administrator has not been appointed within ten (10) Business Days after the giving of notice of removal, the terminated Collateral Administrator may petition any court of competent jurisdiction to appoint a successor Collateral Administrator.

Section 15.06.                                                 Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment.  Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder.  Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07.                                                 Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 15.08.                                                 Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month the Collateral Administrator shall not have received any payment (or is unable to identify whether any payment consists of Principal Collections or Interest Collections) with respect to any Collateral Loan pursuant to the applicable Related Documents, (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Servicer and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Custodian (or such Collections shall have been identified), the Collateral Administrator shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request.  In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Servicer shall direct.  Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement.  All Collections that the Collateral Administrator is unable to identify as Principal Collections or Interest Collections shall be held in the Collection Account.

Section 15.09.                                                 Indemnification

(a)                                 The Borrower shall and does hereby indemnify and hold harmless the Collateral Administrator for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities (collectively, “Losses”), that may arise, be brought against or incurred by the Collateral Administrator, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Collateral Administrator’s duties hereunder, or the relationship between the Borrower and the Collateral Administrator created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Collateral Administrator’s own actions constituting gross negligence or willful misconduct.  Without limiting the foregoing, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall indemnify and hold harmless the Collateral Administrator and its directors, officers, employees and agents from and against any and all Losses incurred as a result of the Collateral Administrator’s compliance with the Collateral Agent’s or Administrative Agent’s (each acting at the direction of the Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Collateral Administrator’s willful misconduct or gross negligence) solely to the extent that such Losses shall not have been reimbursed by the Borrower.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BCSF II-C, LLC,
as Borrower

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

BAIN CAPITAL SPECIALTY FINANCE, INC., as Equityholder and as Servicer

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Custodian, as Collateral Agent and as Collateral Administrator

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]